                                                                     EXHIBIT 4.4

                                                                  Execution Copy
                                                                  --------------

                     AMENDED AND RESTATED CREDIT AGREEMENT


                           dated as of July 3, 2001


                                     among


                        MISSION ENERGY HOLDING COMPANY,


                               VARIOUS LENDERS,


                      GOLDMAN SACHS CREDIT PARTNERS L.P.,
                as Sole Lead Arranger, Administrative Agent and
                          Term Loan Collateral Agent,


                                      and

                         LEHMAN COMMERCIAL PAPER INC.
                             as Syndication Agent



            --------------------------------------------------------

                $385,000,000 Senior Secured Term Loan Facility

            --------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                Page
                                                                                                ----
SECTION 1. DEFINITIONS AND INTERPRETATION.....................................................     1
    1.1.    Definitions.......................................................................     1
    1.2.    Accounting Terms..................................................................    27
    1.3.    Interpretation, etc...............................................................    27

SECTION 2.  LOANS.............................................................................    28
    2.1.    Term Loans........................................................................    28
    2.2.    Pro Rata Shares; Availability of Funds............................................    29
    2.3.    [Intentionally omitted.]..........................................................    29
    2.4.    Evidence of Debt; Register; Lenders' Books and Records; Notes.....................    29
    2.5.    Interest on Loans.................................................................    30
    2.6.    Defaulted Interest................................................................    30
    2.7.    Fees..............................................................................    31
    2.8.    Voluntary Prepayments.............................................................    31
    2.9.    Mandatory Prepayments.............................................................    32
    2.10.   Prepayment Certificate............................................................    32
    2.11.   General Provisions Regarding Payments.............................................    32
    2.12.   Ratable Sharing...................................................................    33
    2.13.   Making or Maintaining Eurodollar Rate Loans.......................................    34
    2.14.   Increased Costs; Capital Adequacy.................................................    35
    2.15.   Taxes; Withholding, etc...........................................................    36
    2.16.   Obligation to Mitigate............................................................    38
    2.17.   Defaulting Lenders................................................................    38
    2.18.   Removal or Replacement of a Lender................................................    38

SECTION 3.  CONDITIONS PRECEDENT..............................................................    39
    3.1.    Closing Date......................................................................    39

SECTION 4.  REPRESENTATIONS AND WARRANTIES....................................................    41
    4.1.    Offering Circular.................................................................    42
    4.2.    Company Due Incorporation and Ownership...........................................    42
    4.3.    EME Due Incorporation and Ownership...............................................    42
    4.4.    Authority.........................................................................    43
    4.5.    No Violations.....................................................................    43
    4.6.    Government Approvals..............................................................    43
    4.7.    Property..........................................................................    44
    4.8.    Auditors..........................................................................    44
    4.9.    Due Authorization and Execution of Pledge Agreements..............................    44
    4.10.   Due Authorization and Execution of Credit Agreement...............................    45
    4.11.   No Litigation.....................................................................    45
    4.12.   Financial Statements..............................................................    45
    4.13.   No Material Adverse Effect........................................................    46
    4.14.   Securities Act....................................................................    46
    4.15.   Investment Act....................................................................    46
    4.16.   No Listing........................................................................    46
    4.17.   Trust Indenture Act...............................................................    46

    4.18.   Exempt Offering...................................................................    46
    4.19.   Margin Regulations................................................................    47
    4.20.   Utility Regulations...............................................................    47
    4.21.   Tax Matters.......................................................................    47
    4.22.   Environmental Law.................................................................    48
    4.23.   Intellectual Property.............................................................    48
    4.24.   ERISA.............................................................................    48
    4.25.   Use of Proceeds...................................................................    49
    4.26.   Pari Passu........................................................................    49

SECTION 5.  COVENANTS.........................................................................    49
    5.1.    Payment of Principal, Premium and Interest........................................    49
    5.2.    Redemptions and Prepayments.......................................................    49
    5.3.    Mandatory Prepayment..............................................................    49
    5.4.    Existence.........................................................................    50
    5.5.    Maintenance of Properties.........................................................    50
    5.6.    Payment of Taxes and Other Claims.................................................    50
    5.7.    Maintenance of Insurance..........................................................    50
    5.8.    Limitation on Incurrence of Indebtedness..........................................    50
    5.9.    Limitation on Restricted Payments.................................................    53
    5.10.   Limitations Concerning Distributions By Subsidiaries, etc.........................    55
    5.11.   Limitation on Liens...............................................................    57
    5.12.   Limitation on Sale and Leaseback Transactions.....................................    57
    5.13.   Limitation on Transactions with Affiliates........................................    58
    5.14.   Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries.....    59
    5.15.   Independent Director..............................................................    59
    5.16.   Change of Control.................................................................    60
    5.17.   Asset Sales.......................................................................    60
    5.18.   Provision of Financial Information................................................    62
    5.19.   Separateness......................................................................    62
    5.20.   Provisions with Respect to Contact Energy.........................................    62
    5.21.   [Intentionally omitted.]..........................................................    62
    5.22.   Statement by Officers as to Default; Compliance Certificates......................    62
    5.23.   Mergers, Consolidations and Certain Asset Sales...................................    63

SECTION 6.  EVENTS OF DEFAULT.................................................................    63
    6.1.    Events of Default.................................................................    63

SECTION 7.  AGENTS............................................................................    66
    7.1.    Appointment of Agents.............................................................    66
    7.2.    Powers and Duties.................................................................    66
    7.3.    General Immunity..................................................................    66
    7.4.    Agents Entitled to Act as Lender..................................................    67
    7.5.    Lenders' Representations, Warranties and Acknowledgment...........................    67
    7.6.    Right to Indemnity................................................................    68
    7.7.    Successor Administrative Agent....................................................    68
    7.8.    Collateral Documents..............................................................    68

SECTION 8.  MISCELLANEOUS.....................................................................    69
    8.1.    Notices...........................................................................    69

    8.2.    Expenses..........................................................................    70
    8.3.    Indemnity.........................................................................    70
    8.4.    Set-Off...........................................................................    71
    8.5.    Amendments and Waivers............................................................    71
    8.6.    Successors and Assigns; Participations............................................    72
    8.7.    Independence of Covenants.........................................................    74
    8.8.    Survival of Representations, Warranties and Agreements............................    74
    8.9.    No Waiver; Remedies Cumulative....................................................    75
    8.10.   Marshalling; Payments Set Aside...................................................    75
    8.11.   Severability......................................................................    75
    8.12.   Obligations Several; Independent Nature of Lenders' Rights........................    75
    8.13.   Headings..........................................................................    75
    8.14.   Applicable law....................................................................    76
    8.15.   Consent to jurisdiction...........................................................    76
    8.16.   Waiver of jury trial..............................................................    76
    8.17.   Confidentiality...................................................................    77
    8.18.   Usury Savings Clause..............................................................    77
    8.19.   Counterparts......................................................................    78
    8.20.   Effectiveness.....................................................................    78
    8.21.   Limited Recourse..................................................................    78

APPENDICES:
A      Term Loan Commitments
B      Notice Addresses

EXHIBITS:

A      Funding Notice
B-1    Form of Term Loan A Note
B-2    Form of Term Loan B Note
C      Form of Compliance Certificate
D      Closing Opinions and Letters
E      Form of Assignment Agreement
F      Form of Certificate re Non-Bank Status
G      Stock Pledge and Security Agreement
H      Loan Escrow and Security Agreement

                               CREDIT AGREEMENT

     This AMENDED AND RESTATED CREDIT AGREEMENT, dated as of July 2, 2001 ("Agreement"), is entered into by and among MISSION ENERGY HOLDING COMPANY, a Delaware corporation ("Company"), the Lenders party hereto from time to time, and GOLDMAN SACHS CREDIT PARTNERS L.P. ("GSCP"), as sole Lead Arranger (in such capacity, "Lead Arranger"), as Administrative Agent (in such capacity, "Administrative Agent") and as Term Loan Collateral Agent (in such capacity, "Term Loan Collateral Agent") and LEHMAN COMMERCIAL PAPER INC., as Syndication Agent (in such capacity, "Syndication Agent").

                                   RECITALS:

     WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

     WHEREAS, Lenders have agreed to extend certain credit facilities to Company in an aggregate amount not to exceed $385,000,000, consisting of $100,000,000 aggregate principal amount of Term Loan A and $285,000,000 aggregate principal amount of Term Loan B, the proceeds of which will be used to fund the Loan Interest Reserve Account and to pay a dividend to The Mission Group, which will loan or otherwise distribute the dividend to Edison International which will, in turn, apply such proceeds to repay a portion of its indebtedness that matures in 2001, and The Mission Group and Edison International have agreed to use the proceeds in this manner;

     WHEREAS, Company has agreed, pursuant to the Pledge Agreements, to secure all of its Obligations by granting a First Priority Lien in the Capital Stock of Edison Mission Energy to the Joint Collateral Agent for the benefit of the Joint Secured Parties, and a First Priority Lien on all of its interest in the Loan Interest Reserve Account to the Term Loan Collateral Agent for the benefit of the Term Loan Secured Parties; and

     WHEREAS, Company is entering into and consummating the transactions contemplated by the Related Agreements contemporaneously with this Agreement;

     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.  DEFINITIONS AND INTERPRETATION

     1.1. Definitions.

     The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

          "Acquired Debt" means, with respect to any specified Person:

     (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

     (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

          "Adjusted Eurodollar Rate" means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/16 of 1%) (i) (a) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Telerate Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3740 or 3750, as applicable) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market by Goldman, Sachs & Co. for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Term Loan of Administrative Agent, in its capacity as a Lender, for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement.

          "Administrative Agent" as defined in the preamble hereto.

          "Affected Lender" as defined in Section 2.13(b).

          "Affected Loans" as defined in Section 2.13(b).

          "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control", as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of more than 10% of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling", "controlled by" and "under common control with" shall have correlative meanings.

          "Affiliate Transaction" as defined in Section 5.13.

          "Agent" means each of Administrative Agent, Term Loan Collateral Agent and Syndication Agent.

          "Aggregate Amounts Due" as defined in Section 2.12.

          "Agreement" means this Amended and Restated Credit Agreement, dated as of July, 3, 2001, as it may be amended, supplemented or otherwise modified from time to time. All references to Credit Agreement in this Agreement or any of the exhibits hereto refer to this Amended and Restated Credit Agreement. All references to "date of this Agreement" in this Agreement or any of the exhibits hereto refer to July 2, 2001.

          "Applicable Margin" means 7.50 per cent per annum.

          "Applicable Reserve Requirement" means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against "Eurocurrency liabilities" (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Term Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

          "Asset Sale" means the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the Company's assets and the assets of its Subsidiaries taken as a whole will be governed by Section 5.16 and/or
Section 5.23 and not by the provisions of Section 5.17.

          Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

          (1) any single transaction or series of related transactions that involves assets having a fair market value of less than $15.0 million;

          (2) a transfer of assets between or among the Company and its Restricted Subsidiaries;

          (3) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

          (4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

          (5)  any Trading Activities;

          (6)  the sale or other disposition of cash or Cash Equivalents;

          (7)  a Restricted Payment or Permitted Investment that is permitted by
Section 5.9;

          (8) the incurrence of Permitted Liens and the disposition of assets related to such Permitted Liens by the secured party pursuant to a foreclosure;

          (9) any sale or lease of obsolete equipment or other assets that are no longer being used by the Company or any of its Restricted Subsidiaries; and

          (10) a disposition resulting from the exercise by a governmental authority of its claimed or actual power of eminent domain.

          "Asset Sale Offer" as defined in Section 5.17.

          "Assignment Agreement" means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.

          "Attributable Debt" means, in respect of a Sale and Leaseback Transaction, as of the time of determination, the present value discounted at the interest rate assumed in making calculations in accordance with GAAP of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may be extended at the option of the lessor.

          "Authorized Officer" means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, one of its vice presidents or secretary (or the equivalent thereof), and such Person's chief financial officer or treasurer.

          "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy," as now and hereafter in effect, or any successor statute.

          "Base Rate" means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

          "Base Rate Loan" means a Term Loan bearing interest at a rate determined by reference to the Base Rate.

          "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" shall have a corresponding meaning.

          "Board of Directors" means:

          (1) with respect to a corporation, the board of directors of the corporation;

          (2) with respect to a partnership, the general partners or the management committee; or

          (3) with respect to any other Person, the board or committee of such Person serving a similar function.

          "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Administrative Agent.

          "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close, and, if the applicable Business Day relates to or is used in connection with a Eurodollar Rate Loan, a day on which the dealings in Dollar deposits are also carried out in the London interbank market.

          "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

          "Capital Stock" means:

          (1)  in the case of a corporation, corporate stock;

          (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

          "Cash Equivalents" means:

          (1)  United States dollars;

          (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

          (3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

          (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5) commercial paper having the highest rating obtainable from Moody's or S&P and in each case maturing within one year after the date of acquisition; and

          (6) money market funds having assets in excess of $100.0 million, at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

          "Change of Control" means the occurrence of any of the following:

          (1) the direct or indirect sale, transfer, lease, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company's and its Subsidiaries' properties or assets, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act);

          (2) the adoption of a plan relating to the Company's liquidation or dissolution;

          (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than Edison International and any of its Subsidiaries, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Company's Voting Stock, measured by voting power rather than number of shares;

          (4) during any consecutive two-year period, the first day on which individuals who constituted the Company's Board of Directors as of the beginning of such two-year period (together with any new directors who were nominated for election or elected to such Board of Directors with the approval of a majority of the individuals who were members of such Board of Directors, or whose nomination or election was previously so approved at the beginning of such two-year period) cease to constitute a majority of the Company's Board of Directors; or

          (5) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Company's Voting Stock outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting at least 50% of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

          "Certificate re Non-Bank Status" means a certificate substantially in the form of Exhibit F.

          "Closing Date" means July 2, 2001, or such other date as may be identified as the "closing date" pursuant to the Purchase Agreement.

          "Collateral" means, collectively, the "Collateral" as defined in the Loan Escrow Agreement and the Stock Pledge Agreement.

          "Collateral Documents" means the Term Loan Pledge Agreements and all other instruments, documents and agreements delivered by the Company pursuant to this Agreement or any of the other Credit Documents in order to grant to any Agent or other agent or trustee, for the benefit of the Term Loan Secured Parties, a Lien on any real, personal or mixed property of the Company as security for the Obligations.

          "Commission" means the U.S. Securities and Exchange Commission.

          "Company" as defined in the preamble hereto.

          "Compliance Certificate" means a Compliance Certificate substantially in the form of Exhibit C.

          "Consolidated Net Income" means, with respect to any specified Person for any period, the Net Income of such Person and all its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

          (1) the Net Income of any Unrestricted Subsidiary shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or any Restricted Subsidiary thereof;

          (2) the Net Income of all such Persons in the aggregate that are accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

          (3) the Net Income of any Person that is a Consolidated Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Consolidated Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Consolidated Restricted Subsidiary or its stockholders;

          (4) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; and

          (5) the cumulative effect of a change in accounting principles shall be excluded.

          "Consolidated Operating Projects" means any Consolidated Restricted Subsidiary that owns, leases or otherwise controls any Facility or performs operation and maintenance services relating to a Facility or performs Trading Activities.

          "Consolidated Restricted Subsidiary" of any Person means all other Persons that would be accounted for as a consolidated Person in such Person's financial statements in accordance with GAAP other than all Unrestricted Subsidiaries.

          "Consolidated Tangible Assets" means, as of any date of determination, the total assets, less goodwill, deferred financing costs and other intangibles (in each case net of accumulated amortization) other than any emission credits shown on the Company's consolidated balance sheet as of the most recent date for which such balance sheet is available, determined on a consolidated basis in accordance with GAAP.

          "Contact Energy" means Contact Energy Limited, a New Zealand corporation.

          "Contractual Obligation" means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

          "Controlled Group" as defined in Section 4.24.

          "Credit Date" means the date of a Credit Extension.

          "Credit Document" means any of this Agreement, the Term Loan Notes, if any, the Collateral Documents, and any other documents, instruments or agreements executed and delivered by the Company for the benefit of any Agent, or Lender in connection herewith.

          "Credit Extension" means the making of a Term Loan pursuant to Section 2.1(a).

          "Credit Facilities" means, with respect to Edison Mission Energy, one or more debt facilities or commercial paper facilities, in each case with banks, other institutional lenders or investors providing for revolving credit loans, term loans, or letters of credit or Indebtedness all of the initial lenders or purchasers of which are Permitted Lenders, and in each case, any Permitted Refinancing Indebtedness with respect thereto.

          "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement to protect against fluctuations in currency prices.

          "Default" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

          "Default Excess" means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender's Pro Rata Share of the aggregate outstanding principal amount of Term Loans of all Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Term Loans of such Defaulting Lender.

          "Default Period" means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Term Loans in accordance with the terms of Section 2.8 or
Section 2.9 or by a combination thereof) and (b) such Defaulting Lender shall have delivered to Company and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (iii) the date on which Company, Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing.

          "Defaulting Lender" as defined in Section 2.17.

          "Defaulted Loan" as defined in Section 2.17.

          "Deposit Account" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

          "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Term Loan Maturity Date, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Securities or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Term Loan Maturity Date. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 5.9.

          "Distributions" means any interest or principal payments on loans, distributions, management fees and dividends to the Company or any its Consolidated Restricted Subsidiaries made by a Non-Consolidated Operating Project.

          "Dollars" and the sign "$" mean the lawful money of the United States of America.

          "Edison International" means Edison International, a California corporation.

          "Edison Mission Energy" or "EME" means Edison Mission Energy, a California corporation and Wholly-Owned Subsidiary of the Company.

          "Eligible Assignee" means (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an "accredited investor" (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses; provided, no Affiliate of Company shall be an Eligible Assignee.

          "EME Taxes" as defined in Section 4.21.

          "Environmental Laws" as defined in Section 4.22.

          "ERISA" as defined in Section 4.24.

          "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

          "Eurodollar Rate Loan" means a Term Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

          "Event of Default" means each of the conditions or events set forth in
Section 6.1.

          "EWG" as defined in Section 4.20.

          "Excess Proceeds" as defined in Section 5.17.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

          "Exchange Notes" means the Exchange Securities as defined under the Registration Rights Agreement.

          "Existing Agreements" as defined in Section 4.2.

          "Existing Indebtedness" means all Indebtedness existing on the date of this Agreement except for the October Credit Facility, the May Credit Facility and the March Credit Facility.

          "Facility" means a power generation facility or energy producing facility, including any related steam fields or oil and gas reserves.

          "Federal Funds Effective Rate" means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by Administrative Agent.

          "First Priority" means, with respect to any Lien purported to be created in any collateral pursuant to any Pledge Agreement, that such Lien is the only Lien to which such collateral is subject, other than Permitted Liens.

          "FPA" as defined in Section 4.20.

          "Funding Default" as defined in Section 2.17.

          "Funds Flow from Operations" means, for any period, Distributions plus Operating Cash Flow plus interest income during such period less (to the extent not already deducted in calculating Operating Cash Flow) Operating Expenses during such period.

          "Funding Notice" means a notice substantially in the form of Exhibit
A.

          "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

          "Governmental Approval" as defined in Section 4.6.

          "Governmental Authority" means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

          "Governmental Authorization" means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

          "Government Securities" means securities that are (a) direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality of thereof) of the payment of which the full faith and credit of the United States of America is pledged, (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or (c) obligations of a Person the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the issuer's option, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

          "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

          "Hazardous Materials" means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

          "Hazardous Materials Activity" means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

          "Hedge Agreement" means an Interest Rate Agreement or a Currency Agreement entered into with a Lender Counterparty with respect to the Term Loans.

          "Hedging Obligations" means any Interest Rate Agreements or Currency Agreements entered into by the Company or its Restricted Subsidiaries in the ordinary course of business and not for speculative purposes.

          "Highest Lawful Rate" means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

          "Increased-Cost Lender" as defined in Section 2.18.

          "Indebtedness" means, with respect to any specified Person at any date of determination (without duplication), any indebtedness of such Person, whether or not contingent, in respect of:

          (1)  borrowed money;

          (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

          (3)  banker's acceptances;

          (4)  representing Capital Lease Obligations of such Person;

          (5) the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes a trade payable;

          (6) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements; and

          (7)  all Disqualified Stock of such Person,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person. The term "Indebtedness" does not include obligations arising under Trading Activities.

          The amount of any Indebtedness outstanding as of any date shall be:

          (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

          (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

          "Indemnified Liabilities" means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including Lenders' agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral)); (ii) the statements contained in the commitment letter delivered by any Lender to Company with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries.

          "Indemnitee" as defined in Section 8.3.

          "Indenture" means the Indenture, dated the date hereof, between the Company and the Trustee.

          "Indenture Escrow Agent" means the escrow agent under the Indenture Escrow Agreement.

          "Indenture Escrow Agreement" means the Escrow and Security Agreement, dated as of the date hereof, among the Company, Trustee and Wilmington Trust Company, as Indenture Escrow Agent (as amended, modified and supplemented from time to time).

          "Independent Director" means the person appointed as an Independent Director pursuant to the Company's Certificate of Incorporation as in effect on the date hereof.

          "Intellectual Property Rights" as defined in Section 4.23.

          "Interest Coverage Ratio" means, on the date of incurrence, the ratio of (i) the aggregate amount of Funds Flow from Operations for the then most recent four fiscal quarters prior to such date for which reports have been filed with the Commission or provided to the Administrative Agent (the "Four Quarter Period") to (ii) the aggregate Interest Expense for such Four Quarter Period; provided, however,
--------  -------
that if the Company or any of its Restricted Subsidiaries has within the Four Quarter Period during which Funds Flow from Operations or Interest Expense is measured, made any asset sales or dispositions (x) the Funds Flow from Operations for such period shall be reduced by an amount equal to the Funds Flow from Operations (if positive) directly attributable to the assets or Equity Interests which are the subject of such asset sales or dispositions for such Four Quarter Period, or increased by an amount equal to the Funds Flow from Operations (if negative), directly attributable thereto for such Four Quarter Period and (y) the Interest Expense for such period shall be reduced by an amount equal to the Interest Expense directly attributable to any Indebtedness for which neither the Company nor any of its Restricted Subsidiaries shall continue to be liable as a result of any such asset sale or disposition or repaid, redeemed, defeased, discharged or otherwise retired in connection with or with the proceeds of the assets or Equity Interests which are the subject of such asset sales or dispositions for such Four Quarter Period; and provided, further, that if the Company or any Restricted Subsidiary shall have made any acquisition of assets or Equity Interests (occurring by merger or otherwise) since the beginning of such Four Quarter Period (including any acquisition of assets or Equity Interests occurring in connection with a transaction causing a calculation to be made hereunder) the Funds Flow from Operations and Interest Expense for such period shall be calculated, after giving pro forma effect thereto, as if such acquisition of assets or Equity Interests took place on the first day of such Four Quarter Period.

          "Interest Expense" means the accrued interest expense of all the Indebtedness of the Company and Edison Mission Energy, which shall exclude any intercompany obligation on which interest or its equivalent is received by the Company or Edison Mission Energy.

          "Interest Payment Date" means (i) with respect to Eurodollar Rate Loans, the 2nd day of October, January, April and July of each year commencing October 2, 2001 and (ii) with respect to Base Rate Loans, the last Business Day of any calendar quarter, and in each case ending on the Term Loan Maturity Date.

          "Interest Period" means, the three-month period commencing on the Closing Date and ending on October 2, 2001 and thereafter the three-month period commencing on the initial Interest Payment Date and ending on the following Interest Payment Date or Term Loan Maturity Date; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d), of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period with respect to any Term Loans shall extend beyond such Term Loan's Maturity Date.

          "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement designed to manage interest rates.

          "Interest Rate Determination Date" means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

          "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

          "Investment Company Act" as defined in Section 4.15.

          "Investment Grade" means a rating of at least BBB-, in the case of S&P, and Baa3, in the case of Moody's, or the equivalent of such ratings, in the case of a successor to either S&P or Moody's.

          "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any of its Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of it such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of it, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of Section 5.9 (other than any sale or disposition of any Equity Interests in a Restricted Subsidiary following the date on which Edison Mission Energy first fails to maintain at least an Investment Grade rating or better with respect to Edison Mission Energy's senior unsecured Indebtedness with respect to any Restricted Subsidiary that was a Subsidiary as of such date, provided that the Net Cash Proceeds from any such sale or disposition are applied within 60 days of such sale or disposition to the permanent repayment of Indebtedness of Edison Mission Energy and, if the Indebtedness repaid is revolving credit Indebtedness, to the corresponding reduction in commitments with respect thereto). The acquisition by the Company or any of its Restricted Subsidiaries of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of Section 5.9.

          "Joint Collateral Agent" means Joint Collateral Agent under the Stock Pledge Agreement.

          "Joint Secured Parties" means each Agent on behalf of itself, the Lenders, any Lender Counterparty and the Trustee on behalf of itself, the holders of the Notes and the Paying Agent.

          "Joint Venture" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

          "Lead Arranger" as defined in the preamble hereto.

          "Lender" means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

          "Lender Counterparty" means each Lender or any Affiliate of a Lender Counterparty to a Hedge Agreement.

          "LIBOR Make-whole" means the sum of the present values of the remaining scheduled payments of principal and interest on the Term Loans through July 1, 2004, discounted to the date of prepayment on a quarterly basis (assuming (1) a 360-day year and actual days to lapse and (2) a constant interest rate through July 1, 2004 equal to the Adjusted Eurodollar Rate in effect at the prepayment date plus the Applicable Margin) using a discount rate equal to the Adjusted Eurodollar Rate as of such prepayment date minus 30 basis points.

          "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, hypothecation, assignment for security or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or capital lease or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

          "Loan Escrow Agent" means the escrow agent under the Loan Escrow Agreement.

          "Loan Escrow Agreement" means the Loan Escrow and Security Agreement, dated as of the date hereof, among the Company, Wilmington Trust Company, as escrow agent, Administrative Agent and Term Loan Collateral Agent (as amended, modified and supplemented from time to time).

          "Loan Interest Reserve Account" means the escrow account established pursuant to the Loan Escrow Agreement.

          "March Credit Facility" means the Credit Facility dated as of March 18, 1999 among Edison Mission Energy, certain commercial lending institutions party thereto, and Citicorp USA, Inc. as the administrative agent (as amended, modified and supplemented from time to time).

          "Material Adverse Effect" means a material adverse effect on (1) the business, assets or financial condition of the Company and its Restricted Subsidiaries and Non-Consolidated Operating Projects, taken as a whole or (2) the Company's ability to satisfy in full any of its payment obligations with respect to the Term Loans when such obligations become due or to perform any of its other material obligations under this Agreement, the Term Loan Pledge Agreements or the Related Agreements.

          "Material Asset" as defined in Section 4.4.

          "Margin Stock" as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

          "Material Contract" means any contract or other arrangement to which Company or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

          "May Credit Facility" means the Credit Facility dated as of May 30, 2000, among Edison Mission Energy, certain commercial lending institutions party thereto and Bank of America, National Trust and Savings Association as the administrative agent (as amended, modified and supplemented from time to time).

          "Moody's" means Moody's Investors Service, Inc. or, if Moody's Investors Service, Inc. shall cease rating debt securities having a maturity at original issuance of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person.

          "Multiemployer Plan" as defined in Section 4.24.

          "NAIC" means The National Association of Insurance Commissioners, and any successor thereto.

          "Net Cash Proceeds" means:

     (1) with respect to any Asset Sale, the aggregate cash proceeds received by the Company or any wholly owned Restricted Subsidiary of it or, in the case of a Restricted Subsidiary which is not wholly owned, the aggregate cash proceeds received pro rated to its percentage ownership of such Restricted Subsidiary, in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

          (a) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Sale;

          (b) all payments made on any indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon or other security arrangement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale;

          (c) to the extent not already deducted in this definition, all distributions and other payments required to be made to other interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Sale; and

          (d) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Sale and retained by the Company or any Restricted Subsidiary of it after such Asset Sale.

     (2) with respect to any issuance or sale of Equity Interests, an Investment or the incurrence of any Indebtedness (including Attributable Debt incurred in connection with a Sale and Leaseback Transaction), the proceeds in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations to the extent corresponding to the principal, but not interest, component thereof when received in the form of cash or Cash Equivalents and proceeds from the conversion of other property when converted to cash or Cash Equivalents, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection therewith and net of taxes paid or payable as a result thereof.

     "Net Income" means, with respect to any specified Person, the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

     (1) any gains and losses, together with any related provision for taxes on such gains and losses, recognized in connection with: (a) any Asset Sale; (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; or (c) any impairment of assets under GAAP; and

     (2) any extraordinary gains and losses, together with any related provision for taxes on such extraordinary gains and losses.

     "Non-Consenting Lender" as defined in Section 2.18.

     "Non-Consolidated Operating Projects" means any Person that owns any Facility or performs Trading Activities or operation and maintenance services that is not accounted for on a consolidated basis with the Company.

     "Non-Recourse Debt" means Indebtedness:

     (1) as to which neither the Company nor Edison Mission Energy (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness but excluding any agreement to provide managerial support), (b) is directly or indirectly liable as a guarantor or otherwise or (c) constitutes the lender; and

     (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Securities) of the Company or of Edison Mission Energy to declare a default of such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

     "Non-US Lender" as defined in Section 2.15(c).

     "Notes" means the securities issued pursuant to the Indenture in accordance with the terms and provisions thereof.

     "Notice of Default" as defined in Section 6.1(d).

     "Obligations" means all obligations of every nature of the Company from time to time owed to the Agents (including former Agents), the Lenders or any Lender Counterparties), under any Credit Document or Hedge Agreement (including, without limitation, with respect to a Hedge Agreement, obligations owed thereunder to any person who was a Lender or an Affiliate of a Lender at the time such Hedge Agreement was entered into), whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to the Company, would have accrued on any Obligation, whether or not a claim is allowed against the Company for such interest in the related bankruptcy proceeding), payments for early termination of Hedge Agreements, fees, expenses, indemnification or otherwise.

     "October Credit Facility" means the Credit Facility dated as of October 11, 1996 among Edison Mission Energy, certain commercial lending institutions party thereto and Bank of America, National Trust and Savings Association as administrative agent (as amended, modified and supplemented from time to time).

     "Offering Circular" as defined in Section 4.1.

     "Officers' Certificate" means a certificate signed by two officers.

     "Operating Cash Flow" means, for any period, accrued Project Revenues during such period less accrued Project Operating Expenses less accrued Project Debt Service during such period from a Consolidated Operating Project.

     "Operating Expenses" means, for any period, all amounts accrued by the Company or Edison Mission Energy in the conduct of its business during such period, including utilities, general and administrative expenses, employee salaries, wages and other employment-related costs, fees for letters of credit, surety bonds and performance bonds. Operating Expenses do not include federal and state taxes, depreciation or amortization and other non-cash charges.

     "Optional Redemption Price" as defined in Section 2.8.

     "Payment Default" as defined in Section 6.1(f)(i).

     "Pension Plan" as defined in Section 4.24.

     "Permitted Business" means an electric power or thermal energy generation or cogeneration facility or related facilities, or electric power transmission, distribution, fuel supply or fuel transportation facilities, or any combination thereof, and any related security interests under related project financing arrangements, together with its or their related power supply, thermal energy and fuel contracts as well as other contractual arrangements with customers, suppliers and contractors.

     "Permitted Business Asset" means any asset of a Permitted Business, including without limitation, Equity Interests or Joint Venture, partnership or membership interests of an entity engaged in a Permitted Business.

     "Permitted Debt" as defined in Section 5.8.

     "Permitted Investments" means:

     (1)  any Investment in the Company or in any of its Restricted
Subsidiaries;

     (2)  any Investment in Cash Equivalents;

     (3) any Investment by the Company or any of its Restricted Subsidiaries in a Person, if as a result of such Investment:

          (a) such Person becomes a Restricted Subsidiary of the Company; or

          (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

     (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 5.17;

     (5) any Investment in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits;

     (6) any Investment after the date of this Agreement in the form of Equity Interests, joint ventures, operating agreements, partnership agreements or other similar or customary agreements, interests or arrangements with unaffiliated third parties in a Permitted Business, the aggregate outstanding amount of which does not exceed 5.0% of Consolidated Tangible Assets at the time the relevant Investment is made; provided that (i) immediately before the Investment, Edison Mission Energy maintains at least an Investment Grade rating or better with respect to its senior unsecured Indebtedness and (ii) the Investment would not result immediately after the Investment in Edison Mission Energy failing to maintain at least an Investment Grade rating with respect to its senior unsecured Indebtedness;

     (7) the extension of credit to vendors, suppliers and customers in the ordinary course of business;

     (8) any Investment, or payment required by an Investment contract, in each case existing as of the date of this Agreement, or any payment required by an Investment contract entered into after the date of this Agreement or an amendment of any Investment contract entered into after the date of this Agreement if all payments required thereunder would have been permitted hereunder if made on the date such contract or amendment is entered into, and any amendment, modification, extension or renewal thereof to the extent such amendment, modification, extension or renewal does not require the Company or any of its Restricted Subsidiaries to make any additional cash or non-cash payments in connection therewith;

     (9) any acquisition of assets solely in exchange for the issuance of the Company's Equity Interests (other than Disqualified Stock);

     (10) Hedging Obligations and/or Trading Activities;

     (11) loans and advances to officers, directors and employees of the Company and any of its Subsidiaries for business-related travel expenses, moving expenses and other similar expenses in each case incurred in the ordinary course of business not to exceed $10.0 million outstanding at any time;

     (12) any acquisition of additional Equity Interests in accordance with clause (3) of the second paragraph of Section 5.17; and

     (13) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) since the date of this Agreement not to exceed $100.0 million.

     "Permitted Lender" means any bank or institutional investor, any other Person that qualifies as a "qualified institutional buyer" pursuant to Rule 144A under the Securities Act, any purchaser of Indebtedness pursuant to Regulation S under the Securities Act and any purchaser of Indebtedness that is registered under the Securities Act.

     "Permitted Liens" means:

     (1)  Liens in favor of the Company;

     (2) Liens on property or assets, or any shares of Capital Stock or secured indebtedness of a Person existing at the time such Person is merged with or into or consolidated with the Company or any of its Restricted Subsidiaries; provided that such Liens were not incurred in connection with such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

     (3) Liens on property existing at the time of acquisition thereof by the Company or any of its Restricted Subsidiaries, provided that such Liens were not incurred in connection with such acquisition;

     (4) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

     (5) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of Section 5.8;

     (6) Liens existing on the date of this Agreement or pursuant to the Pledge Agreements;

     (7) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

     (8) Liens securing Permitted Refinancing Indebtedness; provided that any such Lien does not extend to or cover any property, Capital Stock or Indebtedness other than the property, shares or debt securing the Indebtedness so refunded, refinanced or extended;

     (9) statutory liens or landlords', carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which do not secure any Indebtedness and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

     (10) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the Company or of any of its Subsidiaries;

     (11) attachment or judgment Liens not giving rise to a Default or an Event of Default;

     (12) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

     (13) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business, exclusive of obligations for the payment of borrowed money;

     (14) Liens of franchisors or other regulatory bodies arising in the ordinary course of business;

     (15) Liens arising from filing Uniform Commercial Code financing statements regarding leases or other Uniform Commercial Code financing statements for precautionary purposes relating to arrangements not constituting Indebtedness;

     (16) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

     (17) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Hedging Obligations and forward contracts, options, future contracts, future options or similar agreements or arrangements designed solely to protect the Company or any of its Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

     (18) Liens consisting of any interest or title of a licensor in the property subject to a license;

     (19) Liens arising from sales or other transfers of accounts receivable which are past due or otherwise doubtful of collection in the ordinary course of business;

     (20) any extensions, substitutions, replacements or renewals of the foregoing; and

     (21) Liens incurred in the ordinary course of business of the Company or of any of its Restricted Subsidiaries with respect to obligations that do not exceed $10.0 million at any one time outstanding.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which (including any proceeds with respect to a Sale and Leaseback Transaction arising from Attributable Debt) are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

     (1) the aggregate principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the aggregate principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all expenses and premiums incurred in connection therewith);

     (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

     (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Term Loans, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Term Loans on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

     (4) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is Non-Recourse Debt, such Permitted Refinancing Indebtedness is Non-Recourse Debt; and

     (5) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is Indebtedness ("Refinanced Indebtedness") of a Restricted Subsidiary that is not a Wholly Owned Subsidiary (the "Refinanced Subsidiary"), then the principal amount (or accreted value, if applicable) of Permitted Refinancing Indebtedness, if incurred by the Company or a Restricted Subsidiary in which the Company owns a greater percentage of the Equity Interests than the Company does of the Refinanced Subsidiary, of the Permitted Refinancing Indebtedness will be decreased so that the amount of Permitted Refinancing Indebtedness incurred by the Company or attributable to its ownership interest in the Restricted Subsidiary incurring such Permitted Refinancing Indebtedness equals the amount of Refinanced Indebtedness attributable to its ownership interest in the Refinanced Subsidiary.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

     "Pledge Agreements" means the Term Loan Pledge Agreements together with the Indenture Escrow Agreement.

     "Preliminary Offering Circular" as defined in Section 4.1.

     "Prime Rate" means the rate of interest per annum that Goldman, Sachs & Co. announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. GSCP or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

     "Principal Office" means, for each Agent, such Person's "Principal Office" as set forth on Appendix B, or such other office as such Person may from time to time designate in writing to Company, Administrative Agent and each Lender.

     "Pro Rata Share" means with respect to all payments, computations and other matters relating to the Term Loan of any Lender, the percentage obtained by dividing (i) the Term Loan Exposure of that Lender by (ii) the aggregate Term Loan Exposure of all Lenders.

     "Project Debt Service" means, for any period, all accrued interest and principal payments and fees and premiums, if any, during such period for the Consolidated Operating Projects. Any principal payments made due to refinancing shall be excluded.

     "Project Operating Expenses" means all accrued expenses by the Consolidated Operating Projects which were incurred in connection with the continued operation and maintenance of the Consolidated Operating Projects which shall include operating lease payments and foreign taxes paid but exclude depreciation and amortization or any capital expenditures undertaken primarily to increase the efficiency of, expand or re-power the Consolidated Operating Projects or capital expenditures for environmental purposes which are not required by applicable law.

     "Project Revenues" means, for any period, all accrued revenues by the Consolidated Operating Projects during such period, including revenues from the sale of energy and capacity, steam and fuel plus accruals for business interruption insurance and all interest and other income.

     "Public Equity Offering" means an underwritten offering, pursuant to an effective registration statement under the Securities Act, by the Company of its Equity Interests (other than Disqualified Stock) however designated and whether voting or non-voting, and any and all rights, warrants or options to acquire such Equity Interests (other than Disqualified Stock).

     "PUHCA" as defined in Section 4.20.

     "Purchase Agreement" means the Purchase Agreement, dated June 27, 2001, among the Company and the initial purchasers named therein.

     "Purchaser" as defined in Section 4.1.

     "PURPA" as defined in Section 4.20.

     "QFs" as defined in Section 4.20.

     "Refinanced Indebtedness" as defined in the definition of Permitted Refinancing Indebtedness in this Section 1.1.

     "Refinanced Subsidiary" as defined in the definition of Permitted Refinancing Indebtedness in this Section 1.1.

     "Refinancings" as defined in Section 5.10.

     "Register" as defined in Section 2.7(b).

     "Registration Rights Agreements" means the Exchange and Registration Rights Agreement, dated the date hereof, between the Company and the representative of the initial purchasers named therein.

     "Regulation S" as defined in Section 4.17.

     "Related Agreements" means, collectively, the Indenture, Indenture Escrow Agreement, the Stock Pledge Agreement, the Registration Rights Agreement, the Purchase Agreement and the Use of Proceeds Agreement.

     "Related Fund" means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

     "Release" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

     "Replacement Lender" as defined in Section 2.18.

     "Requisite Lenders" means one or more Lenders having or holding Term Loan Exposure representing more than 50% of the sum of the aggregate Term Loan Exposure of all Lenders.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Payments" has the meaning specified in Section 5.9.

     "Restricted Subsidiary" means any Subsidiary of the Person in question that is not an Unrestricted Subsidiary.

     "Retail Service Providers" as defined in Section 4.20.

     "Sale and Leaseback Transaction" means any transaction whereby the Company or any of its Restricted Subsidiaries sells or transfers any of its assets or properties whether now or hereafter acquired and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which the Company or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

     "Securities" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

     "Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

     "Solvent" means, with respect to any Person, that as of the date of determination both (i) (a) the sum of such Person's debt (including contingent liabilities) does not exceed all of its property, at a fair valuation; (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and matured; (c) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (d) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No.5).

     "S&P" means Standard & Poor's Rating Services or, if Standard & Poor's Rating Services shall cease rating debt securities having a maturity at original issuance of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person.

     "Start Date" has the meaning specified in Section 5.9.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Stock Pledge Agreement" means the Pledge and Security Agreement, dated as of the date hereof, by and among the Company, Wilmington Trust Company, as Joint Collateral Agent, the Trustee and the Administrative Agent (as amended, modified and supplemented from time to time).

     "Subsidiary" means, with respect to any specified Person:

     (1) any corporation, association or other business entity of which 50% or more of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

     (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

     "Syndication Agent" as defined in the preamble hereto.

     "Tax" means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided, "Tax on the overall net income" of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person's applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).

     "Tax Sharing Agreements" means (a) the Edison International Amended and Restated Agreement for the Allocation of Income Tax Liabilities and Benefits, dated as of September 10, 1996, by and among Edison International, Southern California Edison Company and The Mission Group, (b) The Mission Group Amended and Restated Tax Allocation Agreement, dated as of September 10, 1996, by and among The Mission Group, Edison Capital, Edison EV, Edison, The Mission Energy, Edison Source, Edison Spectrum and Mission Land Company, and (c) the Addendum A to the Mission Group Amended and Restated Tax Allocation Agreement, dated as of September 10, 1996 and effective as of April 30, 1998, adding Edison Enterprises as a first-tier subsidiary of The Mission Group and as the parent of Edison EV, Edison Source, and Edison Select, in each case as such agreements shall be amended from time to time, including, without limitation, in the case of the agreement described at (c), to add the Company as a party and/or remove Edison Mission Energy as a party, other than any amendment or amendments which materially affects the Company's ability to honor its obligations under the by virtue of disparate treatment of the Company.

     "Tax Returns" as defined in Section 4.21.

     "Term Loan" means any borrowing by Company pursuant to Section 2.1(a).

     "Term Loan A" as defined in Section 2.1.

     "Term Loan A Commitment" means the commitment of a Lender to make or otherwise fund a Term Loan A. The amount of each Lender's Term Loan A Commitment, if any, is set forth in Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Term Loan A Commitments as of the date hereof is $100,000,000.

     "Term Loan Collateral Agent" as defined in the preamble hereto.

     "Term Loan B" as defined in Section 2.1.

     "Term Loan B Commitment" means the commitment of a Lender to make or otherwise fund a Term Loan B. The amount of each Lender's Term Loan B Commitment, if any, is set forth in Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Term Loan B Commitments as of the date hereof is $285,000,000.

     "Term Loan Commitment" means the sum of the Term Loan A Commitment and Term Loan B Commitment of the Lenders as set forth in Appendix A. The aggregate amount of Term Loan Commitments as of the date hereof is $385,000,000.

     "Term Loan Exposure" means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loan of such Lender; provided, at any time prior to the making of the Term Loan, the Term Loan Exposure of any Lender shall be equal to such Lender's Term Loan Commitment.

     "Term Loan Maturity Date" means the earlier of (i) the 5th anniversary of the Closing Date, and (ii) the date that all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

     "Term Loan Note" means a promissory note in favor of the applicable Lender, in respect of such Lender's Term Loan A Commitment or Term Loan B Commitment in the forms of Exhibits B-1 and B-2, respectively, as it may be amended, supplemented or otherwise modified from time to time.

     "Term Loan Pledge Agreements" means the Loan Escrow Agreement and the Stock Pledge Agreement.

     "Term Loan Secured Parties" means each Agent, on behalf of itself, the Lenders and any Lender Counterparty.

     "Terminated Lender" as defined in Section 2.18.

     "The Mission Group" means The Mission Group, a California corporation.

     "Trading Activities" means (1) the daily or forward purchase and/or sale, or other acquisition or disposition, of wholesale or retail electric energy, capacity, transmission rights, emissions allowances, weather derivatives and/or related commodities, either physical or financial, (2) the daily or forward purchase and/or sale, or other acquisition or disposition, of fuel, mineral rights and/or related commodities, including swaps, options and swaptions, either physical or financial, (3) electric energy-related tolling transactions, either as seller or purchaser of tolling services, (4) price risk management activities or services and (5) other similar electric industry activities or services, in each case consistent with risk management activities approved by the Board of Directors of the Subsidiary or Non-Consolidated Operating Project engaging in such activities.

     "Trustee" means the Person named as the "Trustee" under the Indenture.

     "Unrestricted Subsidiary" means (1) each of Athens Funding, L.L.C., CP Power Sales Twelve, L.L.C., CP Power Sales Seventeen, L.L.C., Sunapee Funding I, L.L.C. and Bretton Woods Funding I, L.L.C., each a Delaware limited liability company; and (2) any of the Company's Subsidiaries that at any time of determination after the date of this Agreement shall be designated an Unrestricted Subsidiary by the Company's Board of Directors, in the manner provided below and any Subsidiary of an Unrestricted Subsidiary. The Company's Board of Directors may designate any Restricted Subsidiary including any newly acquired or newly formed Subsidiary of the Company to be an Unrestricted Subsidiary unless, immediately after such designation, that Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary and on the condition that:

     (1) any Guarantee by the Company or any of its Restricted Subsidiaries of any Indebtedness of the Subsidiary being so designated shall be deemed an "incurrence" of such Indebtedness and an "Investment" by the Company or such Restricted Subsidiary (or both, if applicable) at the time of the designation;

     (2) either (a) the Subsidiary to be designated has total assets of $1,000 or (b) the greater of the aggregate fair market value and the book value of all outstanding Investments owned by the Company or any of its Restricted Subsidiaries in the Subsidiary so designated would, if such Investments were deemed to be made at the time of such designation, not have been prohibited by, and are thereafter treated as made under or in accordance with, Section 5.9; and

     (3) if applicable, the incurrence of Indebtedness and the Investment referred to in clause (1) of this proviso would be permitted under Section 5.8 and Section 5.9.

     The Company's Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary on the condition that immediately after giving effect to that designation:

     (1) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if incurred at such time, have been permitted to be incurred for all purposes of this Agreement; and

     (2) no Default or Event of Default shall have occurred and be continuing, or shall occur upon such redesignation.

     Any such designation by the Company's Board of Directors will be evidenced to the Administrative Agent by promptly providing a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "Use of Proceeds Agreement" means the Use of Proceeds Agreement, dated July 2, 2001, among The Mission Group, Edison International, the Administrative Agent, and the Trustee (as amended, modified and supplemented from time to time).

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

     (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

     (2)   the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Subsidiary" of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

     1.2.  Accounting Terms.

     Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to Section 5.18 shall be prepared in accordance with GAAP as in effect at the time of such preparation.

     1.3.  Interpretation, etc.

     Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix or Exhibit shall be to a Section, an Appendix or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

SECTION 2. LOANS

     2.1.  Term Loans.

           (a) Loan Commitments.  Subject to the terms and conditions hereof,
               ----------------
each Lender severally agrees to make, on the Closing Date, a Term Loan A and Term Loan B, as applicable, to the Company in an amount equal to such Lender's Term Loan A Commitment and Term Loan B Commitment as set forth in Appendix A. The Company may make only one borrowing under the Term Loan Commitments which shall be on the Closing Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. All amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Term Loan Maturity Date. Each Lender's Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender's Term Loan Commitment on such date.

           (b) Term Loan A and Term Loan B.  The Company and the Lenders agree
               ---------------------------
that the Term Loans made on the Closing Date pursuant to Section 2.1(a) shall be designated as follows:

               (i) $100,000,000 shall be designated "Term Loan A" and shall be subject to the provisions of Section 5.3; and

               (ii) $285,000,000 shall be designated "Term Loan B."

           (c) Borrowing Mechanics for Term Loans.
               ----------------------------------

               (i) Company shall deliver to Administrative Agent a fully executed Funding Notice (substantially in the form of Exhibit A) no later than two (2) days prior to the Closing Date. Promptly upon receipt by Administrative Agent of such Certificate, Administrative Agent shall notify each Lender of the proposed borrowing.

               (ii) Each Lender shall make its Term Loan in an amount equal to
     (i) the full amount of such Lender's Term Loan Commitments less (ii) a discount of 3.00% and an arrangement fee, as agreed with the GSCP, available to the Administrative Agent not later than 10:00 a.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at Administrative Agent's Principal Office. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Term Loans available to Company on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Term Loans received by Administrative Agent from Lenders (which shall reflect such discount and such arrangement fee referred to in the preceding sentence) to be credited to the account of Company at Administrative Agent's Principal Office or to such other account as may be designated in writing to Administrative Agent by Company.

     2.2.  Pro Rata Shares; Availability of Funds.

           (a) Pro Rata Shares.  All Term Loans shall be made, and all
               ---------------
participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender's obligation to make a Term Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender's obligation to make a Term Loan requested hereunder or purchase a participation required hereby.

           (b) Availability of Funds.  Unless Administrative Agent shall have
               ---------------------
been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender's Term Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent's demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans.
Nothing in this Section 2.2(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

     2.3.  [Intentionally omitted.]

     2.4.  Evidence of Debt; Register; Lenders' Books and Records; Notes.

           (a) Lenders' Evidence of Debt.  Each Lender shall maintain on its
               -------------------------
internal records an account or accounts evidencing the Indebtedness of Company to such Lender, including the amounts of the Term Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent manifest error; provided, failure to
                                                          --------
make any such recordation, or any error in such recordation, shall not affect Company's Obligations in respect of any applicable Term Loans; and provided
                                                                   --------
further, in the event of any inconsistency between the Register and any Lender's
-------
records, the recordations in the Register shall govern.

           (b) Register.  Administrative Agent shall maintain at its Principal
               --------
Office a register for the recordation of the names and addresses of Lenders and the Term Loans of each Lender from time to time (the "Register"). The Register shall be available for inspection by Company or any Lender at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record in the Register the Term Loans, and each repayment or prepayment in respect of the principal amount of the Term Loans, and any such recordation shall be conclusive and binding on Company and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect Company's Obligations in respect of any Term Loan. Company hereby designates Administrative Agent to serve as Company's agent solely for purposes of maintaining the Register as provided in this Section 2.4, and Company hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute Indemnitees as provided in Section 8.3.

           (c) Term Loan Notes.  If so requested by any Lender by written notice
               ---------------
to Company (with a copy to Administrative Agent) at least three Business Days prior to the Closing Date, or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 8.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Company's receipt of such notice) a note or notes to evidence such Lender's Term Loan (each such note, a "Term Loan Note").

     2.5.  Interest on Loans.

           (a) Except as otherwise set forth herein, each Term Loan shall bear interest on the unpaid principal amount thereof from the Closing Date through repayment (whether by prepayment, acceleration, maturity or otherwise) at a rate equal to the Adjusted Eurodollar Rate plus the Applicable Margin (other than Eurodollar Rate Loans which are converted into Base Rate Loans hereunder (including conversions pursuant to Section 2.13) which shall bear interest at the Base Rate plus the Applicable Margin).

           (b) Interest payable pursuant to Section 2.5(a) shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which it accrues. In computing interest on any Term Loan, the date of the making of such Term Loan on the first day of an Interest Period applicable to such Term Loan, the date shall be included, and the date of payment of such Term Loan or the expiration date of an Interest Period applicable to such Term Loan shall be excluded; provided, if a Term Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Term Loan.

           (c) Except as otherwise set forth herein, interest on each Term Loan shall be payable in arrears on: (i) each Interest Payment Date; (ii) any date of prepayment of a Term Loan pursuant to Sections 2.8 or 2.9, to the extent accrued on the amount being prepaid; and (iii) on the Term Loan Maturity Date.

           (d) In the event that by 10:00 A.M. on any Interest Payment Date on or before July 2, 2003, the Company shall not pay all or any part of interest due and payable on any day on which such interest is due and payable under
Section 2.5(c), Administrative Agent shall direct the Loan Escrow Agent to make such interest payment from funds deposited in the Loan Interest Reserve Account in accordance with the terms of the Loan Escrow Agreement.

     2.6.  Defaulted Interest.

     Upon the occurrence and during the continuance of an Event of Default described in Section 6.1(a), the principal amount of all Term Loans and, to the extent permitted by applicable law, any interest payments on the Term Loans or any fees or other amounts owed hereunder not paid when due, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Term Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.5(d) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

     2.7.    Fees.

             Company agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon.

     2.8.    Voluntary Prepayments.

             (a) At any time on or after July 2, 2004, the Company may prepay any Term Loan on any Business Day in whole or in part, in an aggregate minimum amount of $10 million and integral multiples of $5 million in excess of that amount, multiplied by the percentage set forth opposite the applicable period below (each such percentage, an "Optional Redemption Price"):

          =================================================================
                 Period                        Optional Redemption Price
          -----------------------------------------------------------------
           July 2, 2004 - January 2, 2005                 106%
          -----------------------------------------------------------------
           January 3, 2005 - July 2, 2005                 104%
          -----------------------------------------------------------------
           July 3, 2005 - January 3, 2006                 102%
          -----------------------------------------------------------------
           After January 3, 2006                          Par
          =================================================================

             (b) All such prepayments shall be made upon not less than three Business Day's prior written or telephonic notice, in each case given to Administrative Agent, as the case may be, by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice, by facsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Term Loans specified in such notice shall become due and payable on the prepayment date specified therein.

             (c) At any time prior to July 2, 2004, the Company may prepay all or a part of the Term Loan upon not less than 10 nor more than 30 days' notice to the Administrative Agent at a prepayment price equal to the applicable LIBOR Make-whole, plus accrued and unpaid interest (and costs pursuant to Section 2.13(c)(ii) or (iii), if any) thereon to the applicable prepayment date.

             (d)  Notwithstanding anything to the contrary contained in this
Section 2.8 or any other provision of this Agreement, so long as (i) there is no Event of Default, (ii) there is no default which with the giving of notice or lapse of time or both would constitute an Event of Default and (iii) no Event of Default would result therefrom, the Company may purchase all or any portion of any Term Loan of any Lender pursuant to an agreement between the Company and such Lender and such purchase shall not be deemed to be a voluntary prepayment hereunder; provided that the Company provides a copy of such agreement to the Administrative Agent. The Company shall not make any purchase from a Lender otherwise permitted by this Section 2.8(d) if, at the time of such purpose, a repurchase of outstanding Notes by the Company without additional disclosure by the Company to the holder of such Notes would result in a violation by the Company of Rule 10b-5 of the Exchange Act unless, prior to any such purchase, such additional disclosure is made by the Company to such Lender. Notwithstanding the provisions of the preceding sentence, the Company, the Lenders and the Agents hereby agree that nothing in this Section 2.8(d) shall be understood to mean or suggest that the Term Loans constitute "securities" for purposes of the either the Securities Act or Exchange Act. Following any purchase pursuant to this Section 2.8(d), the Term Loans so purchased shall be disregarded and not deemed outstanding (as to which the Company hereby agrees) for purposes of (i) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (ii) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document or (iii) the determination of Requisite Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document. Any payment made by the Company in connection with a purchase permitted by this Section 2.8(d) shall not be subject to the provisions of Section 2.11. Failure by the Company to make any such payment shall not constitute an Event of Default under Section 6.1(a).

     2.9.    Mandatory Prepayments.

             (a) Company shall prepay any Term Loan as required by Sections 5.2, 5.3, 5.14, 5.16 or 5.17, and such prepayment shall be in the manner provided in such Sections and Section 2.9(b) and, if applicable, Section 2.10.

             (b) Mandatory prepayments pursuant to Section 2.9(a) shall be made upon not less than three Business Day's prior written or telephonic notice; in each case given to Administrative Agent, as the case may be, by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice, by facsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Term Loans specified in such notice shall become due and payable on the prepayment date specified therein.

     2.10.   Prepayment Certificate.

     Concurrently with any prepayment of the Term Loans pursuant to Sections
5.14 and 5.17, Company shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable proceeds and the applicable prepayment amount. In the event that Company shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Company shall promptly make an additional prepayment of the Term Loans, and Company shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

     2.11.   General Provisions Regarding Payments.

             (a) All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at the Administrative Agent's Principal Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day.

             (b) All payments in respect of the principal amount of any Term Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Term Loan on a date when interest is due and payable with respect to such Term Loan) shall be applied to the payment of interest before application to principal.

             (c) Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender's applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.

             (d) Subject to the provisos set forth in the definition of "Interest Period", whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

             (e) Company hereby authorizes Administrative Agent to charge Company's accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

             (f) Administrative Agent shall deem any payment by or on behalf of Company hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Company and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 6.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.6 from the date such amount was due and payable until the date such amount is paid in full.

             (g) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Term Loans shall have been accelerated pursuant to Section 6.1, all payments or proceeds received by the Administrative Agent hereunder in respect of any of the Term Loans, shall be applied in accordance with the application arrangements described in the Pledge Agreements.

     2.12.   Ratable Sharing.

     Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Term Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the "Aggregate Amounts Due" to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and
(b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater
                     --------
payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker's lien, set-off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

     2.13.   Making or Maintaining Eurodollar Rate Loans.

             (a) Inability to Determine Applicable Interest Rate.  In the event
                 -----------------------------------------------
that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as Eurodollar Rate Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Company.

             (b) Illegality or Impracticability of Eurodollar Rate Loans. In the
                 -------------------------------------------------------
event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an "Affected Lender" and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Term Loans as Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender,
(2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Funding Notice, the Affected Lender shall make such Term Loan as (or continue such Term
Loan) a Base Rate Loan, (3) the Affected Lender's obligation to maintain its outstanding Eurodollar Rate Loans (the "Affected Loans") shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Funding Notice, Company shall have the option, subject to the provisions of Section 2.13(c), to rescind such Funding Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.13(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Term Loans in accordance with the terms hereof.

             (c) Compensation for Breakage or Non-Commencement of Interest
                 ---------------------------------------------------------
Periods. Company shall compensate each Lender, upon written request by such
-------
Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing; (ii) if any prepayment or other principal payment of any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Term Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Company.

             (d) Booking of Eurodollar Rate Loans. Any Lender may make, carry or
                 --------------------------------
transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

             (e) Assumptions Concerning Funding of Eurodollar Rate Loans.
                 -------------------------------------------------------
Calculation of all amounts payable to a Lender under this Section 2.13 and under
Section 2.14 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any
--------  -------
manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.13 and under
Section 2.14.

     2.14.   Increased Costs; Capital Adequacy.

             (a) Compensation For Increased Costs and Taxes.  Subject to the
                 ------------------------------------------
provisions of Section 2.15 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.14(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

             (b) Capital Adequacy Adjustment. In the event that any Lender shall
                 ---------------------------
have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Term Loans, or participations therein or other obligations hereunder with respect to the Term Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in the next sentence, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.14(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

     2.15.   Taxes; Withholding, etc.

             (a) Payments to Be Free and Clear.  All sums payable by the Company
                 -----------------------------
hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of the Company or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

             (b) Withholding of Taxes.  If the Company or any other Person is
                 --------------------
required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by the Company to Administrative Agent or any Lender under any of the Credit Documents: (i) Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it; (ii) Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on the Company) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) the sum payable by such Person in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty
(30) days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Company shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid to any Lender under clause (iii) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender.

             (c) Evidence of Exemption From U.S. Withholding Tax. Each Lender
                 -----------------------------------------------
that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a "Non-US Lender") shall deliver to Administrative Agent for transmission to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a "bank" or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form W-8BEN or W-8ECI pursuant to clause (i) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8 (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this
Section 2.14(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Company two new original copies of Internal Revenue Service Form W-8BEN or W-8ECI, or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8, as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence. Company shall not be required to pay any additional amount to any Non-US Lender under Section 2.20(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence referred to in the second sentence of this Section 2.15(c), or (2) to notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of the first sentence of this Section 2.15(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of
Section 2.15(c) shall relieve Company of its obligation to pay any additional amounts pursuant to Section 2.14(a) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.

     2.16.   Obligation to Mitigate.

     Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Term Loans, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.13, 2.14 or 2.15, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.13, 2.14 or 2.15 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Term Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Term Loans or the interests of such Lender; provided, such Lender will not be
                                       --------
obligated to utilize such other office pursuant to this Section 2.16 unless Company agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described in clause (i) above. A certificate as to the amount of any such expenses payable by Company pursuant to this Section 2.16 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.

     2.17.   Defaulting Lenders.

     Anything contained herein to the contrary notwithstanding, in the event that any Lender, at the direction or request of any regulatory agency or authority, defaults (a "Defaulting Lender") in its obligation to fund such Lender's pro rata share of the Term Loans (a "Funding Default" and in each case, a "Defaulted Loan"), then during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a "Lender" for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents. The rights and remedies against a Defaulting Lender under this Section 2.17 are in addition to other rights and remedies which Company may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

     2.18.   Removal or Replacement of a Lender.

     Anything contained herein to the contrary notwithstanding, in the event that: (a) any Lender (an "Increased-Cost Lender") shall give notice to Company that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.13, 2.14 or 2.15, the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and such Lender shall fail to withdraw such notice within five Business Days after Company's request for such withdrawal; or (b) any Lender shall become a Defaulting Lender, the Default Period for such Defaulting Lender shall remain in effect, and such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after Company's request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 8.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a "Non-Consenting Lender") whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the "Terminated Lender"), Company may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such

Terminated Lender hereby irrevocably agrees) to assign its outstanding Term Loans in full to one or more Eligible Assignees (each a "Replacement Lender") in accordance with the provisions of Section 10.6 and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, (1) on
                                                                --------
the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the principal of, and all accrued interest on, all outstanding Term Loans of the Terminated Lender; (2) on the date of such assignment, Company shall pay any amounts payable to such Terminated Lender pursuant to Section 2.13(c), 2.14 or 2.15 or otherwise as if it were a prepayment; and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a "Lender" for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder
--------
shall survive as to such Terminated Lender.

SECTION 3.   CONDITIONS PRECEDENT

     3.1.    Closing Date.

     The obligation of any Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 8.5, of the following conditions on or before the Closing Date:

             (a) On the Closing Date, there shall not have occurred any of the following: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange; (ii) a suspension or material limitation in trading in Edison International's securities on the New York Stock Exchange; (iii) a general moratorium on commercial banking activities declared by either Federal or New York or California State authorities; (iv) the occurrence of any voluntary or involuntary bankruptcy or similar proceeding, filing or similar process by or against Southern California Edison Company or Edison International; (v) any downgrading in the rating of any debt securities of the Company or EME by any "nationally recognized statistical rating organization" (as defined for purposes of Rule 436(g) under the Securities Act) or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company or EME (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating); (vi) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war, if the effect of any such event specified in this clause; or (vii) in the judgment of the Lead Arranger any other circumstance makes it impracticable or inadvisable to proceed with the transactions contemplated by this Agreement or the public offering or the delivery of the Notes on the terms and in the manner contemplated in the Offering Circular.

             (b) The Company shall have furnished to the Administrative Agent a certificate, dated as of the Closing Date (substantially in the form attached hereto as Exhibit G), of (x) its Company's Chief Executive Officer or Chief Financial Officer and (y) a Vice President stating that (i) the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date and after giving effect to the consummation of the transactions contemplated by this Agreement (except representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date), (ii) the Company has complied with all its agreements and has satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Date contained herein and (iii) subsequent to the respective dates of the most recent financial statements included in the Offering Circular, there has been no Material Adverse Effect, nor any development or event involving a prospective Material Adverse Effect, except as described in or contemplated by the Offering Circular.

             (c) The Administrative Agent on behalf of the Lenders shall have received:

                 (i) a reliance letter, dated the Closing Date, of Latham & Watkins, special counsel for the Company (a draft of which is attached as Exhibit D-1), in form and substance reasonably satisfactory to the Administrative Agent, attaching an opinion dated the Closing Date addressed to Moody's and S&P regarding the likelihood that the assets and liabilities of the Company would be consolidated with those of Edison International if Edison International were to be subject to bankruptcy proceedings;

                 (ii) an opinion, dated the Closing Date, of Latham & Watkins as to the matters set forth in Exhibit D-2, in form and substance reasonably satisfactory to the Administrative Agent;

                 (iii) an opinion, dated the Closing Date, of Skadden, Arps, Slate, Meagher & Flom LLP (a draft of which is attached as Exhibit D-3), in form and substance reasonably satisfactory to the Administrative Agent, regarding the likelihood that the assets and liabilities of EME would be consolidated with those of Edison International if Edison International were to be subject to bankruptcy proceedings;

                 (iv) an opinion, dated the Closing Date, of Skadden, Arps, Slate, Meagher & Flom LLP as to the matters set forth in Exhibit D-4, in form and substance reasonably satisfactory to the Administrative Agent;

                 (v) an opinion, dated the Closing Date, of Kenneth Stewart, Assistant General Counsel of Edison International, as to the matters set forth in Exhibit D-5, in form and substance reasonably satisfactory to the Administrative Agent;

                 (vi) an opinion, dated the Closing Date, of Barbara Mathews, Assistant General Counsel of the Company, as to the matters set forth in Exhibit D-6, in form and substance reasonably satisfactory to the Administrative Agent;

                 (vii) an opinion, dated the Closing Date, of an Associate General Counsel of EME as to the matters set forth in Exhibit D-7, in form and substance reasonably satisfactory to the Administrative Agent;

                 (viii) an opinion, dated the Closing Date, of Richards, Layton & Finger, special Delaware counsel to the Company (a draft of which is attached as Exhibit D-8), in form and substance reasonably satisfactory to the Administrative Agent. to the effect that the application of the proceeds by the Company from the sale of the Notes and borrowings under the Term Loans as described under the section of the Offering Circular entitled "Use of Proceeds" will be valid under the General Corporation Law of the State of Delaware; and

                 (ix) from Sullivan & Cromwell, special counsel for the Administrative Agent, such opinion or opinions as the Administrative Agent may reasonably request, dated the Closing Date, with respect to this Agreement and certain other matters, and the Company shall have furnished to such counsel such documents as it requests for the purpose of enabling it to pass upon such matters.

             (d) Edison International and The Mission Group shall have delivered to the Administrative Agent a letter representing as to the matters relating to the use of proceeds covered by Sections 5(e)(vii) and (ix) of the Purchase Agreement.

          (e) There shall exist at and as of the Closing Date no conditions that would constitute an Event of Default (or an event that with notice or the lapse of time, or both, would constitute an Event of Default) hereunder.

          (f) (A) Moody's shall have delivered to the Company a final rating letter, setting forth a rating of Ba2 or better with respect to the Notes, and
(B) S&P shall have delivered to the Company and the a final rating letter, setting forth a rating of BB- or better with respect to the Notes, and (ii) neither of Moody's nor S&P shall have announced that it has under surveillance or review, with possible negative implications, its rating of the Notes or any other debt securities of the Company or of EME.

          (g) The Company shall have furnished to the Administrative Agent (i) a copy of the resolutions of its Board of Directors or committees thereof, certified by the Secretary or Assistant Secretary of the Company as of the Closing Date, duly authorizing the execution, delivery and performance of this Agreement and any other documents executed by or on behalf of it in connection with this Agreement and the Related Agreements, (ii) certified copies of its organizational documents and, (iii) if applicable, incumbency certificates or certified copies of powers-of-attorney, if any, pursuant to which officers of such entity shall execute this Agreement and any other documents executed by or on behalf of it in connection with this Agreement and the Related Agreements.

          (h) All actions necessary to transfer all outstanding shares of capital stock of EME to the Company shall have been completed and the Company shall own such shares free and clear from Liens except as contemplated by the Stock Pledge Agreement.

          (i) The Administrative Agent on behalf of the Lenders shall have received, in form and substance satisfactory to the Administrative Agent, evidence that the closing under the Purchase Agreement is closing concurrently with the closing under this Agreement.

          (j) Administrative Agent shall have received sufficient copies of each Credit Document originally executed and delivered by the Company for each Lender.

          (k) Company shall have paid, or shall concurrently pay, to Administrative Agent the fees payable on the Closing Date referred to in Section 2.7.

          (l) The Administrative Agent on behalf of the Lenders shall have received, in form and substance satisfactory to the Administrative Agent, copies of such opinions, certificates, letters and documents as the Administrative Agent reasonably request.

     Each Lender, by delivering its signature page to this Agreement and funding a Term Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

SECTION 4.  REPRESENTATIONS AND WARRANTIES

     In order to induce Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, the Company represents and warrants to each Lender, on the Closing Date, that the following statements are true and correct, it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the transactions contemplated by Related Agreements contemplated hereby

     4.1.    Offering Circular.

     The Company has prepared a preliminary offering circular dated June 8, 2001 (as it may be amended or supplemented, the "Preliminary Offering Circular") and a final offering circular dated June 27, 2001 (as it may be amended or supplemented, the "Offering Circular") relating to the Notes. Copies of the Preliminary Offering Circular and the Offering Circular have been delivered by the Company to the Lenders. The Preliminary Offering Circular was on the date thereof accurate in all material respects and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Offering Circular is as of its date, and any amendment or supplement thereto will be as of its date, accurate in all material respects and does not and, as of the Closing Date, will not, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty as to information contained in or omitted from the Preliminary Offering Circular or the Offering Circular in reliance upon and in conformity with written information furnished to the Company by any purchaser of Notes (each a "Purchaser") through Goldman, Sachs & Co. specifically for inclusion therein.

     4.2.    Company Due Incorporation and Ownership.

     The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, is duly qualified to do business as a foreign corporation and is a corporation in good standing in each jurisdiction in which its ownership or lease of property or the conduct of its business immediately following the Closing Date will require such qualification; as of the Closing Date, one hundred percent of the outstanding shares of capital stock of the Company will be owned by The Mission Group; all of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable; the Company has conducted no business to date other than as contemplated in this Agreement and the Offering Circular and as of the date of this Agreement the Company is not bound by any agreement or instrument other than this Agreement the Credit Documents, the Related Agreements, the Tax Sharing Agreement, an engagement letter with Houlihan, Lokey, Howard & Zukin, certain insurance policies and a Services and Indemnity Agreement dated as of June 22, 2001, with its independent director (collectively, the "Existing Agreements") as of the Closing Date, the Company will have no liabilities or obligations other than those arising out of the transactions contemplated by this Agreement, the Credit Documents and the Related Agreements or the Existing Agreements; and as of the Closing Date, the Company shall own directly one hundred percent of all outstanding shares of capital stock of EME free and clear from any Liens, except as contemplated by the Pledge Agreements and the Related Agreements.

     4.3.    EME Due Incorporation and Ownership.

     EME has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of California, is duly qualified to do business as a foreign corporation, and is a corporation in good standing in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification (except where the failure to so qualify would not have a Material Adverse Effect). Each subsidiary of EME has been duly organized and is validly existing as a corporation, general partnership, limited partnership, limited liability company or other entity, as the case may be, in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business as a foreign corporation, general partnership, limited partnership, limited liability company or other entity, as the case may be, and is a corporation, general partnership, limited partnership, limited liability company or other entity, as the case may be, in good standing in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect. The Company, EME and each subsidiary of EME have all necessary power and authority (corporate and other) to own or lease their respective properties and to conduct the respective businesses in which they are engaged as described in the Offering Circular. All of the outstanding shares of capital stock of EME have been duly authorized and validly issued and are fully paid and nonassessable; the outstanding shares of capital stock of each subsidiary of EME have been duly authorized and validly issued and are fully paid and nonassessable; and the outstanding shares of capital stock of each subsidiary owned by EME, directly or through subsidiaries, is owned free and clear from Liens except as pledged to lenders in connection with financings involving EME's subsidiaries as permitted under the terms of the Notes as described in the Offering Circular.

     4.4.    Authority.

     The Company has all power and authority necessary to execute and deliver the Credit Documents, Related Agreements and Notes and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Company of the Credit Documents, Related Agreements and Notes and its compliance with the provisions hereof and thereof will not breach or (except as contemplated by such documents) result in the creation or imposition of any Lien upon any material asset of the Company, EME or any subsidiary of EME (a "Material Asset") pursuant to the terms of, or constitute a breach of, or default under, the corporate charter or by-laws of the Company or similar organizational documents of EME or any subsidiary thereof or any agreement, indenture or other instrument to which the Company, EME or any subsidiary of EME is a party or by which the Company, EME or any subsidiary of EME is bound (in each case which is material to any such entity) or to which any Material Asset is subject, or any law, order, rule, regulation, judgment or decree of any court or governmental agency having jurisdiction over the Company, EME or any subsidiary of EME or any Material Asset; and, except as completed on or prior to the Closing Date or as required by applicable state securities laws, no consent, authorization or order of, or filing or registration by the Company with, any court, governmental agency or body or third party is required in connection with the transactions contemplated by the Credit Documents, Related Agreements and Notes by the Company or the execution, delivery and performance by the Company of the such Documents, except for the order of the Commission declaring the Exchange Offer Registration Statement or the Shelf Registration Statement (each as defined in the Registration Rights Agreement) effective.

     4.5.    No Violations.

     None of the Company, EME or any subsidiary of EME is in violation of its corporate charter, by-laws or other organizational documents. Except as described in or contemplated by the Offering Circular, none of the Company, EME or any subsidiary of EME (i) is in default, and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance and observance of any material term, representation, covenant or condition contained in any material lease, license, indenture, mortgage, deed of trust, note, bank loan or other evidence of indebtedness or any other agreement, understanding or instrument to which the Company, EME or any subsidiary of EME is a party or by which the Company, EME or any subsidiary of EME or any Material Asset may be bound or affected, which default would have a Material Adverse Effect, or (ii) is in violation of any law, ordinance, governmental rule or regulation or court decree to which it may be subject, which violation would have a Material Adverse Effect.

     4.6.    Government Approvals.

     Except as described in or contemplated by the Offering Circular, each of the Company, EME and each subsidiary of EME (i) has properly obtained each consent, license, approval, registration, permit, certification, determination or other authorization (each a "Governmental Approval") necessary to the ownership of its property or to the conduct of its business as described in the Offering Circular, and (ii) is in compliance with all terms and conditions of each such Governmental Approval and has not received any notice of any proceedings relating to the revocation or modification thereof except (x) in either case where the failure to do so would not have a Material Adverse Effect and (y) such as may be required for operating activities which are ordinarily deemed to be ministerial in nature and which are anticipated to be obtained in the ordinary course.

     4.7.    Property.

     Except as described in or contemplated by the Offering Circular, each of EME and its subsidiaries holds, as applicable, good, legal and valid title to, or valid and enforceable leasehold or contractual interests in, all items of real and personal property and all other properties and assets owned by them which are material to the business of EME and its subsidiaries taken as a whole, free and clear of all Liens which would materially interfere with the conduct of the business of EME and its subsidiaries, taken as a whole, as described in the Offering Circular. EME and its subsidiaries are presently conducting their respective businesses as described in the Offering Circular and in compliance with all applicable rules, regulations and laws, except where such failure would not result in a Material Adverse Effect. Each of the Company, EME and each of the subsidiaries of EME carries insurance in such amounts and covering such risks as is adequate for the conduct of its business and the value of its properties and which is consistent with what is customarily carried by similar companies engaged in similar businesses. Each of such insurance policies is valid and in full force and effect.

     4.8.    Auditors.

     Arthur Andersen LLP, whose report is included in the Offering Circular, is and was, during the period covered by its report, independent with respect to EME and its subsidiaries within the meaning of the Exchange Act and is independent with respect to the Company and its subsidiaries within the meaning of the Exchange Act.

     4.9.    Due Authorization and Execution of Pledge Agreements.

     Each of the Pledge Agreements has been validly authorized by the Company and, when executed by the proper officers of the Company (assuming the due authorization, execution and delivery thereof by the other parties thereto) and delivered by the Company, will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, (x) except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and
(ii) by general equitable principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceeding in equity or at law and (y) subject to the unenforceability in certain circumstances under law or court decisions of provisions for indemnification or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy, upon delivery of the certificates representing the shares of capital stock of EME to the Joint Collateral Agent, for the benefit of the Administrative Agent (on behalf of the Term Loan Secured Parties) and the Trustee (on behalf of itself and on behalf of the Paying Agent and the holders of the Notes) with undated stock powers duly endorsed in blank, by an effective endorsement and the filing of a financing statement covering such capital stock, pursuant to the Stock Pledge Agreement, and the filing of the financing statement covering the deposit accounts under the Loan Escrow Agreement and Indenture Escrow Agreement and the contents thereof pursuant to such Pledge Agreement, on the Closing Date, the Pledge Agreements will have created valid, continuing and perfected security interests in favor of the applicable collateral agent or collateral trustee in the respective collateral pledged thereunder and no other

Lien will exist with respect thereto; the Notes and the Exchange Notes (as defined in the Registration Rights Agreement) have been validly authorized by the Company, and, in the case of the Notes, upon payment therefor on the Closing Date as provided herein, or, in the case of the Exchange Notes, upon their issuance pursuant to the Exchange Offer (as defined in the Registration Rights Agreement), will be validly issued and outstanding, and will constitute obligations of the Company entitled to the benefits of the Indenture and enforceable in accordance with their terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and (ii) by general equitable principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceeding in equity or at law; the summary descriptions contained in the Offering Circular of the Notes, the Exchange Notes, the Indenture, the Registration Rights Agreement and the Pledge Agreements conform in all material respects to these documents.

     4.10.    Due Authorization and Execution of Credit Agreement.

     This Agreement has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, (x) except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and (ii) by general equitable principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceeding in equity or at law and (y) subject to the unenforceability in certain circumstances under law or court decisions of provisions for indemnification or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

     4.11.    No Litigation.

     Except as described in the Offering Circular, there is no litigation, proceeding or investigation pending before or by any court or governmental agency or any arbitrator or otherwise or, to the knowledge of the Company, threatened, against the Company, EME or any subsidiary of EME or to which any of their Material Assets is subject, including, without limitation, any audit by the Internal Revenue Service, which, if an adverse decision were reached, would be reasonably likely to have a Material Adverse Effect.

     4.12.    Financial Statements.

     The consolidated financial statements (including the related notes) of EME included in the Offering Circular comply as to form in all material respects with the requirements applicable to registration statements on Form S-3 under the Securities Act, and present fairly in all material respects the financial condition, results of operations and changes in financial position of EME, at the dates and for the periods indicated, and, except as otherwise described in the Offering Circular, have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods involved; the capitalization of the Company, as set forth in the column labeled "Actual" under the caption "Capitalization" in the Offering Circular, is accurately described as of the date presented therein giving effect to the formation of the Company and the contribution of the capital stock of EME to the Company.

          4.13.     No Material Adverse Effect.

          Except as disclosed in the Offering Circular, since the date of the latest audited financial statements included in the Offering Circular or incorporated by reference therein, there has been no Material Adverse Effect, nor, to the Company's knowledge, any development or event involving a prospective Material Adverse Effect. Except as disclosed in or contemplated by the Offering Circular and except for the dividend in the amount of $32.5 million paid on EME's common stock on each of February 28, 2001 and May 25, 2001, since the date of such financial statements there has been no dividend or distribution of any kind declared, paid or made by EME on any class of its equity capital.
No dividend or distribution has been paid or made and, except as disclosed in the Offering Circular, no dividend or distribution has been declared by the Company on any class of its equity capital.

          4.14.     Securities Act.

          Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act) nor (assuming the accuracy of the representations of the Purchasers set forth herein) any person acting on the Company's behalf has made offers or sales of securities under circumstances that would require the registration of the Notes under the Securities Act.

          4.15.     Investment Act.

          The Company is not an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the United States Investment Company Act of 1940, as amended (the "Investment Company Act"), nor is it a closed-end investment company required to be registered, but not registered, thereunder; and the Company is not and, after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the Offering Circular under the caption "Use of Proceeds," the Company will not be an "investment company" as defined in the Investment Company Act.

          4.16.     No Listing.

          No securities of the same class (within the meaning of Rule 144A(d)(3) under the Securities Act) as the Notes are listed on any national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

          4.17.     Trust Indenture Act.

          Assuming (i) the accuracy of the representations and warranties of the Purchasers set forth in the Purchase Agreement, (ii) the compliance by the Purchasers with their agreements therein and (iii) the Notes are offered and sold in the manner contemplated by the Offering Circular, the offer and sale of the Notes in the manner contemplated by the Purchase Agreement will be exempt from the registration requirements of the Securities Act by reason of Section 4(2) thereof and Rule 144A and Regulation S ("Regulation S") thereunder; and it is not necessary in connection with such offer and sale to qualify an indenture in respect of the Notes under the Trust Indenture Act of 1939, as amended.

          4.18.     Exempt Offering.

          Neither the Company nor any of its affiliates, nor (assuming the accuracy of the representations and warranties of the Purchasers set forth in the Purchase Agreement) any person acting on its or their behalf (i) has, within the six-month period prior to the date hereof, offered or sold in the United States or to any U.S. person (as such terms are defined in Regulation S) the Notes or any security of the same class or series as the Notes or (ii) has offered or will offer or sell the Notes (A) in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D under the Securities Act or (B) with respect to any such securities sold in reliance on Rule 903 of Regulation S by means of any directed selling efforts within the meaning of Rule 902(b) of Regulation S. The Company, its affiliates and (assuming the accuracy of the representations and warranties of the Purchasers set forth in the Purchase Agreement) any person acting on its or their behalf have complied and will comply with the offering restriction requirements of Regulation S in connection with the offering of Notes outside the United States. The Company has not entered and will not enter into any contractual relationship with respect to the distribution of the Notes except for the Purchase Agreement.

          4.19.     Margin Regulations.

          Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to the Company will be used by the Company or any of its Subsidiaries to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

          4.20.     Utility Regulations.

          None of the Company, EME or any subsidiary of EME is or will, solely as a result of their ownership, use or operation of the projects described in the Offering Circular under the heading "Business,--Business Description" be subject to (i) regulation under the Public Utility Holding Company Act of 1935, as amended ("PUHCA") as a "public utility company," a "holding company," or a "subsidiary" or an "affiliate" of a holding company, except that each of the Company, EME and each subsidiary of EME is a "subsidiary" and an "affiliate" under PUHCA of Edison International, a California corporation, which is a "holding company" that is exempt from all regulation under PUHCA (except Section 9(a)(2) thereof) pursuant to Section 3(a) thereof, or (ii) regulation under the Federal Power Act ("FPA"), except (A) for such rules or regulations applicable to "exempt wholesale generators" ("EWGs") under Section 32 of PUHCA and "qualifying facilities" ("QFs") under the Public Utility Regulatory Policies Act of 1978 ("PURPA") and (B) each of the EWG and power marketer subsidiaries of EME is a "public utility," as such term is defined under the FPA, but each such subsidiary has been granted authority under Section 205 of the FPA to sell electric energy, capacity and ancillary services; or (iii) state laws and regulations in respect of the rates or the financial or organizational regulation of utilities except that certain subsidiaries of EME are subject to state laws applicable to entities that make retail sales of electric energy and other energy-related services ("Retail Service Providers"), EWGs, "foreign utility companies" under Section 33 of PUHCA, or QFs, and to the extent that any subsidiary of EME is a Retail Service Provider, that subsidiary has been granted all requisite authority under applicable state laws and regulations to make sales of electric energy and other energy-related services as a Retail Service Provider. In addition, none of the Agents or Lenders will, solely as a result of executing this Agreement or making a Credit Extension hereunder, be a "public utility company," an "electric utility company," a "gas utility company," a "holding company," a "subsidiary" or an "affiliate" under PUHCA, or otherwise subject to regulation under PUHCA, the FPA, PURPA, or rate, financial or organizational regulation under any state law or regulation.

          4.21.     Tax Matters.

          All tax returns, declarations of estimated tax and tax reports (collectively, the "Tax Returns") required to be filed on or before (after consideration of any allowable extensions of time to file) the Closing Date with respect to all federal, state or local income, gross receipts, severance, property, productions, sales, use, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (collectively, for purposes of this Section 4.21 only, the "Taxes") by EME have been duly filed, (ii) all Taxes due on the Tax Returns referred to in clause (i) that are required to be paid or withheld by EME (the "EME Taxes") have been paid or withheld in full, (iii) all deficiencies asserted or assessments made against EME with respect to Tax Returns as a result of an examination of such Tax Returns referred to in clause (i) have been paid in full, (iv) no issues that have been raised with respect to EME Taxes by the relevant taxing authority in connection with an examination of Tax Returns are currently pending and (v) no waivers of statutes of limitations have been given or requested by or with respect to any EME Taxes, except in each case for any EME Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with U.S. generally accepted accounting principles have been set aside on EME's books. The Company has never filed and has not been required to file any Tax Return.

          4.22.     Environmental Law.

          Except as disclosed in the Offering Circular, none of the Company, EME or any subsidiary of EME is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, for purposes of this Section 4.22 only, "Environmental Laws"), owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim could individually or in the aggregate reasonably be expected to have a Material Adverse Effect; and neither the Company nor EME has any knowledge of any pending investigation which might lead to such a claim.

          4.23.     Intellectual Property.

          EME and its subsidiaries own, possess or can acquire on reasonable terms adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, "Intellectual Property Rights") necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any Intellectual Property Rights that, if determined adversely to EME or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

          4.24.     ERISA.

          During the consecutive twelve-month period prior to each date as of which the following representations are made or deemed made, (i) no steps have been taken to terminate any "pension plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, together with any successor statute of similar import and together with the regulations thereunder ("ERISA"), to which the Company, EME or any subsidiary of EME or any member of a controlled group of corporations treated as a single employer together with the Company, EME or any subsidiary of EME under Section 414(b) or 414(c) of the Internal Revenue Code of 1986, as amended (the "Code") or Section 4001 of ERISA (the "Controlled Group") sponsors, contributed to or under which any such entity may incur any liability (each a "Pension Plan"), (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a lien under Section 302(f) of ERISA or Section 412 of the Code and (iii) no condition exists or event or transaction has occurred with respect to any Pension Plan which could reasonably be expected to result in the incurrence by the Company, EME or any subsidiary of EME or any member of the Controlled Group of any material liability (other than liabilities incurred in the ordinary course of maintaining the Pension Plan), fine or penalty and none of the following events or conditions, either individually or in the aggregate, has resulted or is reasonably likely to result in a material liability to the Company, EME, any subsidiary of EME or any member of the Controlled Group: (w) any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .13, .14, .16, .18, .19 or
 .20 of Pension Benefit Guaranty Corporation Reg. Section 2615; (x) a complete or partial withdrawal from any "multiemployer plan," as defined in Section 4001(a)(3) of ERISA (the "Multiemployer Plan"), by the Company, EME, any subsidiary of EME or any member of the Controlled Group; (y) any liability of the Company, EME, any subsidiary of EME or any member of the Controlled Group under ERISA if the Company, EME, any subsidiary of EME or any member of the Controlled Group under ERISA were to withdraw completely from all Multiemployer Plans as of the annual valuation date most closely preceding the date on which this representation is made or deemed made; or (z) the "reorganization" (within the meaning of Section 4241 of ERISA) or "insolvency" (within the meaning of
Section 4245 of ERISA) or any Multiemployer Plan. None of the Company, EME, any subsidiary of EME or any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a "welfare plan" (as defined in Section 3(1) of ERISA) which could reasonably be expected to have a Material Adverse Effect, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

          4.25.    Use of Proceeds.

          The proceeds from the sale of Notes and Term Loans will be utilized by the Company as described under the section of the Offering Circular entitled "Use of Proceeds".

          4.26.    Pari Passu.

          The Term Loans will rank pari passu with the Notes.

SECTION 5.  COVENANTS

          The Company covenants and agrees until payment in full of all Obligations it shall perform, and where specifically provided shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

          5.1.     Payment of Principal, Premium and Interest.

          The Company will duly and punctually pay the principal of (and premium, if any) and interest on the Term Loans in accordance with the terms of this Agreement.

          5.2.     Redemptions and Prepayments.

          The Company shall not make any redemption or prepayment (whether voluntary or mandatory) with respect to all or any part of the outstanding principal of Notes or repurchase any Notes unless the Company makes a concurrent principal prepayment of the Term Loans on a pro rata basis based on the aggregate principal amount of Notes and Term Loans then outstanding.

          5.3.     Mandatory Prepayment

          On July 2, 2004, each Lender shall have the right to require the Company to prepay all or any part of that Lender's Term Loan A. Each Lender electing prepayment under this Section 5.3 shall provide the Company not less than 90 days' notice of such election and the aggregate principal amount of the Term

Loan A of such Lender to be redeemed, and the Company shall prepay the aggregate amount of the Term Loan A set forth on such notice on July 2, 2004.

          The prepayment price for any such prepayment shall be equal to 100% of the principal amount of the Term Loan A then outstanding plus accrued and unpaid interest to the date of prepayment.

          5.4.    Existence.

          Subject to Sections 5.17 and 5.23, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; provided, however,
                                                          --------  -------
that the Company shall not be required to preserve any such right or franchise if the Board of Directors in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and that the loss thereof is not disadvantageous in any material respect to the Lenders.

          5.5.    Maintenance of Properties.

          The Company will cause all material properties used or useful in the conduct of its business or the business of any Subsidiary of the Company to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company or Subsidiary may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that
                                                    --------  -------
nothing in this Section shall prevent the Company from discontinuing the operation or maintenance of any of such properties if such discontinuance is, as determined by the Board of Directors in good faith, desirable in the conduct of its business or the business of any Subsidiary and not disadvantageous in any material respect to the Lenders.

          5.6.    Payment of Taxes and Other Claims.

          The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (1) all taxes, assessments and governmental charges levied or imposed upon the Company or any of its Restricted Subsidiaries or upon the income, profits or property of the Company or any of its Restricted Subsidiaries, and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any of its Restricted Subsidiaries; provided, however, that the
                                               --------  -------
Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

          5.7.    Maintenance of Insurance.

          The Company shall, and shall cause its Restricted Subsidiaries to, keep at all times all of their properties which are of an insurable nature insured against loss or damage with insurers believed by the Company to be responsible to the extent that property of similar character is usually so insured by corporations similarly situated and owning like properties in accordance with good business practice.

          5.8.    Limitation on Incurrence of Indebtedness.

          The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired

Debt); provided, however, that the Company and any of its Restricted
       --------  -------
Subsidiaries may incur Indebtedness (including Acquired Debt) if, after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio would be greater than: (i) for the period prior to July 1, 2003, 1.75:1 and (ii) for the period thereafter, 2.0:1.

     The foregoing paragraph of this covenant will not prohibit the of any of the following items of Indebtedness (collectively, "Permitted Debt"):

     (1) the incurrence by the Company and its Restricted Subsidiaries of their respective Existing Indebtedness;

     (2) the incurrence by Edison Mission Energy of Indebtedness under the Credit Facilities, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause
(2), provided that the aggregate amount of all Indebtedness of Edison Mission Energy outstanding under Credit Facilities after giving effect to such incurrence does not exceed an amount equal to $1.275 billion less the aggregate amount of all Net Cash Proceeds from Asset Sales in excess of $400.0 million applied by Edison Mission Energy since the date of this Agreement to permanently repay Indebtedness under Credit Facilities pursuant to Section 5.17;

     (3) the incurrence by the Company of Indebtedness represented by the Term Loans, the Notes to be issued on the date of the Indenture and the Exchange Notes to be issued pursuant to the Registration Rights Agreement;

     (4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of development, construction and related financing costs, commissioning, testing or improvements of, or repairs or additions to, property, plant or equipment used in the Company's business or the business of such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $100.0 million at any time outstanding; provided that such Indebtedness shall not constitute more than 100% (determined in accordance with GAAP) to the Company or such Restricted Subsidiary, as applicable, of the total purchase price of or cost of such developments, construction, related financing costs, commissioning, testing and improvements and repairs and additions;

     (5) the incurrence by any of the Company's Restricted Subsidiaries of Non-Recourse Debt represented by Capital Lease Obligations, mortgage financings or purchase money obligations and including any such Non-Recourse Debt that is Attributable Debt incurred in connection with a Sale and Leaseback Transaction, in each case incurred for the purpose of financing all or any part of the purchase price or cost of development, construction and related financing costs, commissioning, testing or improvements of, or repairs or additions to, or working capital in amounts consistent with past practice and in the ordinary course of business related to, property, plant or equipment used in the Company's business or the business of such Restricted Subsidiary, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Non-Recourse Debt incurred pursuant to this clause (5); provided that such Indebtedness shall not constitute more than 100% (determined in accordance with GAAP) to the Company or such Restricted Subsidiary, as applicable, of the total purchase price of or cost of such developments, construction, related financing costs, commissioning, testing and improvements, repairs and additions and working capital;

     (6) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (1), (2), (3), (4), (5), (6) or (14) of this Section 5.8;

     (7) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:
              --------  -------

          (a) if the Company is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Term Loans, and

          (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or one of its Restricted Subsidiaries thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or one of its Restricted Subsidiaries will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

     (8) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations;

     (9) the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or one of its Restricted Subsidiaries that was permitted to be incurred by another provision of this Section 5.8 (other than the provision described in clause (5));

     (10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business;

     (11) shares of preferred stock of a Restricted Subsidiary of the Company issued to the Company or another of its Restricted Subsidiaries;

     (12) Indebtedness in respect of performance and surety bonds, terminable Guarantees and/or other similar forms of Indebtedness provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

     (13) the incurrence by any of the Company's Restricted Subsidiaries of Indebtedness represented by letters of credit issued by financial institutions for the account of such Restricted Subsidiary in support of Trading Activities undertaken by one or more of the Company's Restricted Subsidiaries, the total amount available under such letters of credit together with any reimbursement obligations in respect thereof not to exceed $200.0 million at any time outstanding; and

     (14) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (14), not to exceed $100.0 million.

     For purposes of determining compliance with this Section 5.8, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this

Section 5.8, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence or later reclassify all or a portion of such item of Indebtedness in any manner that complies with this Section.

     5.9.  Limitation on Restricted Payments.

     The Company shall not, and, in the case of clauses (2), (3) and (4) below, shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

     (1) declare or pay any dividend or make any other payment or distribution on account of the Company's Equity Interests, including, without limitation, any payment in connection with any merger or consolidation involving the Company, or to the direct or indirect holders of its Equity Interests in their capacity as such, other than dividends or distributions payable in its Equity Interests (other than Disqualified Stock);

     (2) purchase, redeem or otherwise acquire or retire for value, including, without limitation, in connection with any merger or consolidation involving the Company, any of its Equity Interests;

     (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Term Loans, except a payment of interest or principal at the Stated Maturity thereof; or

     (4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) being collectively referred to as "Restricted Payments"),

           unless, at the time of and after giving effect to such Restricted
Payment:

           (a) no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof;

           (b) the Company would, at the time of such Restricted Payment, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Interest Coverage Ratio test set forth in the first paragraph of Section 5.8; and

           (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments declared or made since July 15, 2003 (the "Start Date"), other than those described in clauses (2), (3), (5) and (6) of the penultimate paragraph of this Section 5.9, shall not exceed, at the date of determination, the sum, without duplication, of:

               (i) an amount equal to 50% of the Company's Consolidated Net Income (or, if Consolidated Net Income is a loss, minus 100% of the amount of such loss) accrued during the period treated as one accounting period, beginning on the day after the Start Date to the end of the most recent full fiscal quarter preceding the date of such Restricted Payment for which its consolidated financial statements are available; plus

               (ii) an amount equal to 100% of the aggregate Net Cash Proceeds received by the Company after the Start Date as capital contributions or from the issue or sale of its Equity Interests (other than Disqualified Stock) or from the issue or sale of its convertible or exchangeable Disqualified Stock or its convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of the

     Company); plus,

               (iii) the aggregate amount returned in cash after the Start Date on or with respect to Restricted Investments whether through interest payments, dividends or other distributions or payments; plus,

               (iv) to the extent that any Restricted Investment that was made after the Start Date is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) to the Company or any of its Restricted Subsidiaries; plus,

               (v) to the extent the Company's Board of Directors designates any Unrestricted Subsidiary that was designated as such after the Start Date as a Restricted Subsidiary, the aggregate fair market value of all Restricted Investments owned by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary.

     Notwithstanding the foregoing restrictions, and except as set forth in the following paragraphs, prior to the Start Date, the Company will be permitted to declare and pay dividends to the Company's stockholder, The Mission Group, as follows:

     (1) in amounts sufficient to permit Edison International to make required interest payments on its outstanding 6 7/8% Notes due 2004;

     (2) with respect to The Mission Group and Edison International's corporate overhead, in amounts that are consistent with amounts historically expended for such overhead; and

     (3) for other Edison International working capital and general corporate purposes in an amount not to exceed $50.0 million in aggregate.

     In the event the Company completes a Public Equity Offering prior to the Start Date, the provisions described in the immediately preceding paragraph shall not apply, and the Start Date shall be deemed to be the date of the Indenture.

     In addition, so long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

     (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

     (2) the redemption, repurchase, retirement, defeasance or other acquisition of any of the Company's subordinated Indebtedness or its Equity Interests in exchange for, or out of the Net Cash Proceeds of the substantially concurrent sale (other than to one of its Restricted Subsidiaries) of, its Equity Interests (other than Disqualified Stock); provided that the amount of any such Net Cash Proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (c)(ii) of the first paragraph of Section 5.9;

     (3) the defeasance, redemption, repurchase or other acquisition of the Company's subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

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

     (4) the repurchase, redemption or other acquisition or retirement for value of any of the Company's Equity Interests held by any member of its (or any of its Subsidiaries') management pursuant to any management equity subscription agreement, stock option agreement or similar agreements; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any twelve-month period (with unused amounts being carried over to succeeding twelve month periods, subject to a maximum of $2.0 million in any twelve-month period);

     (5) payments made pursuant to the Tax Sharing Agreements; provided such payments may be made whether or not a Default then exists;

     (6) the payment by the Company to The Mission Group of the net cash proceeds from the sale of the Notes and Term Loans; provided that in connection with any such payment all such net cash proceeds so paid are promptly, but in any event prior to 6:00 p.m., Pacific Standard Time, on the date of such payment, loaned or otherwise distributed by The Mission Group to Edison International and promptly, but in any event prior to 6:00 p.m., Pacific Standard Time, on the date of such payment, applied by Edison International to repay a portion of its indebtedness that matures in 2001; and

     (7) other Restricted Payments in an aggregate amount not to exceed $10.0 million.

     The amount of all Restricted Payments (other than cash) shall be the fair market value, on the date of the Restricted Payment, of the assets or securities proposed to be transferred or issued to or by the Company or its Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this
Section 5.9 will be determined by the Company's Board of Directors whose resolution with respect thereto shall be delivered to the Administrative Agent.

     5.10. Limitations Concerning Distributions By Subsidiaries, etc.

     The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

     (1) pay dividends or make any other distributions on its Equity Interests to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

     (2) make loans or advances or guarantee any such loans or advances to the Company or any of its Restricted Subsidiaries; or

     (3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

     (1) with respect to Indebtedness of Edison Mission Energy, Existing Indebtedness and Indebtedness under the October Credit Facility, the March Credit Facility and the May Credit Facility as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, supplements, replacements or refinancings ("Refinancings") thereof, provided that such Refinancings are no more restrictive, taken as a whole, with respect to such dividend, loan, advance, guarantee or transfer restrictions than the restrictions contained in the articles of incorporation and bylaws of Edison Mission Energy on the date of the Indenture (as determined in good faith by the Company's Board of Directors, the determination of which shall be evidenced by a resolution of such Board of Directors);

     (2) with respect to Indebtedness of any Restricted Subsidiary, Existing Indebtedness as in effect on the date of the Indenture and any Refinancings thereof, provided that such Refinancings are no more restrictive, taken as a whole, with respect to such dividend, loan, advance, guarantee or transfer restrictions than those contained in such Existing Indebtedness, as in effect on the date of the Indenture (as determined in good faith by the Company's Board of Directors, the determination of which shall be evidenced by a resolution of such Board of Directors); provided that with respect to any Refinancings within 12 months of the Stated Maturity of any Existing Indebtedness or prior Refinancing, such Refinancings may contain restrictions that are in the written opinion of the Company's Chief Executive Officer or Chief Financial Officer required by the lenders in order to obtain such Refinancings, are customary for such Refinancings and apply only to the assets of or revenues of the applicable Restricted Subsidiary which is the subject of the Refinancing;

     (3) the Related Agreements, this Agreement or the Term Loan Pledge Agreements;

     (4)   applicable law;

     (5) any encumbrance imposed pursuant to the terms of Indebtedness incurred pursuant to clause (5) or clause (13) of the second paragraph of
Section 5.8, provided that such encumbrance is in the written opinion of the Company's Chief Executive Officer or Chief Financial Officer required in order to obtain such financing, is customary for such financings and applies only to the assets of or revenues of the applicable Facility or the applicable Restricted Subsidiary, respectively;

     (6) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

     (7) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

     (8) Capital Lease Obligations, mortgage financings or purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the immediately preceding paragraph;

     (9) any agreement for the sale or other disposition of a Restricted Subsidiary of the Company that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

     (10) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced (as determined in good faith by the Company's Board of Directors, the determination of which shall be evidenced by a resolution of such Board of Directors);

     (11) Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien;

     (12) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

     (13) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into the ordinary course of business;

     (14) customary restrictions on transactions with Affiliates of the nature described in clause (2) or clause (3) of the immediately preceding paragraph that are no more restrictive, taken as a whole, than the restrictions contained in any Existing Indebtedness, the October Credit Facility, the March Credit Facility or the May Credit Facility; and

     (15) restrictions contained in the articles of incorporation and bylaws of Edison Mission Energy as in existence on the Closing Date.

     5.11. Limitation on Liens.

     The Company shall not, and shall not permit any of its Restricted Subsidiaries (other than Edison Mission Energy and its Subsidiaries) to, directly or indirectly, create, incur, assume or suffer to exist (collectively, "incur") any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Lien of any kind on or to otherwise pledge or grant any other interest in the Capital Stock of Edison Mission Energy owned by the Company, except with respect to the first priority security interest created by the Pledge Agreements.

     5.12. Limitation on Sale and Leaseback Transactions.

     The Company shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction; provided that the Company or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

     (1) the Company or that Restricted Subsidiary, as applicable, could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction under Section 5.8;

     (2) the gross proceeds of that Sale and Leaseback Transaction are at least equal to the fair market value, as determined in good faith by the Company's Board of Directors and evidenced by a resolution, of the property that is the subject of that Sale and Leaseback Transaction; and

     (3) the transfer of assets in that Sale and Leaseback Transaction is permitted by, and the Company applies or that Restricted Subsidiary applies the proceeds of such transaction in compliance with Section 5.17.

     In addition, the Company and any Restricted Subsidiary may engage in a Sale and Leaseback Transaction if such Sale and Leaseback Transaction is between the Company and any of its Restricted Subsidiaries or between any of its Restricted Subsidiaries.

     5.13. Limitation on Transactions with Affiliates.

     The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer, exchange or otherwise dispose of any of their properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any of its Affiliates (each, an "Affiliate Transaction"), unless:

     (1) such Affiliate Transaction is on terms that are no less favorable to the Company on the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person (as determined by the Company's Board of Directors and evidenced by a resolution of its Board of Directors); and

     (2)   the Company delivers to the Administrative Agent:

           (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of its Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this
Section 5.13 and that such Affiliate Transaction has been approved by the disinterested outside members of the Company's Board of Directors; and

           (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to the Company or its applicable Restricted Subsidiary from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

     (1) any (a) employment or indemnification arrangements or (b) transactions relating to benefit plans, in each case with any employee, consultant or director of the Company or any of its Restricted Subsidiaries that is entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with past practice of the Company or such Restricted Subsidiary;

     (2) transactions between or among the Company and/or its Restricted Subsidiaries;

     (3) loans or advances to employees of the Company or any of its Restricted Subsidiaries in the ordinary course of business;

     (4) transactions with a Person that is the Company's Affiliate solely because the Company owns an Equity Interest in such Person;

     (5)   payment of reasonable directors fees;

     (6) sales of Equity Interests (other than Disqualified Stock) to the Company's Affiliates;

     (7)   Restricted Payments that are permitted under Section 5.9;

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

     (8) any payments or other transactions pursuant to any tax sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes;

     (9)   Permitted Investments;

     (10) any redemption of the Company's Capital Stock held by employees upon death, disability or termination of employment;

     (11) the grant and payment of long-term incentive compensation, including stock options or similar rights with respect to the Company's Capital Stock to employees and directors of the Company or any of its Restricted Subsidiaries;

     (12) the provision of general corporate administrative operating and management services including, without limitation, procurement, construction, engineering, construction administration, legal, accounting, financial, management, risk management, personnel, administration and business planning, operating, management, energy trading and price risk management service, in each case on an arms' length basis;

     (13) transactions between the Company or any of its Restricted Subsidiaries and any of its employees or of any of its Restricted Subsidiaries that are approved by the Company's Board of Directors or any committee of its Board of Directors in each case including the approval of the Company's Independent Director;

     (14)  any agreement to do any of the foregoing; and

     (15) any transactions or arrangements in existence on the date of the Indenture including, without limitation, the completed exchange offer pursuant to which the EME affiliate option plan was terminated.

     5.14. Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries.

     The Company shall not, and shall not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests of any of its Restricted Subsidiaries or any of their Subsidiaries, or any other interest convertible or exchangeable into such Equity Interest, to any Person (other than to the Company or a Wholly Owned Subsidiary of the Company with respect to Equity Interests in Restricted Subsidiaries other than Edison Mission Energy) and the Company shall not permit any of its Restricted Subsidiaries or any of their Subsidiaries to issue any of its Equity Interests, or any other interest convertible or exchangeable into such Equity Interests, to any Person (other than to the Company or a Wholly Owned Subsidiary of the Company with respect to Equity Interests in Restricted Subsidiaries other than Edison Mission Energy); provided, however, that Edison Mission Energy or
                             --------  -------
any Restricted Subsidiary of Edison Mission Energy may transfer, convey, sell, lease or otherwise dispose of the Equity Interests of any of its Subsidiaries if the Net Cash Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with Section 5.17.

     5.15. Independent Director.

     The Company shall maintain at least one Independent Director on its Board of Directors, other than during one or more periods not in any one case to exceed 30 consecutive days due to the Independent Director's death, disability, resignation or retirement; provided that during any vacancy, the Company's Board of Directors will not take any action which requires the approval of the Independent Director.

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

     5.16. Change of Control.

     Upon a Change of Control, each Lender shall have the right to require the Company to prepay all or any part of that Lender's Term Loan pursuant to the terms set forth in this Section 5.16. The Company shall offer to prepay an amount in cash equal to 101% of the aggregate principal amount of the Term Loan outstanding plus accrued and unpaid interest, to the date of prepayment. Within 30 days following any such offer to prepay, the Company shall mail a notice to the Administrative Agent and each Lender describing the transaction or transactions that constitute the Change of Control and offering to prepay on terms in accordance with this Section 5.16, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by this Agreement and described in such notice.

     On the Change of Control payment date, the Company shall, to the extent lawful, prepay all or part of the Term Loans in the manner specified in this
Section 5.16.

     5.17. Asset Sales.

     The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

     (1) the Company, or any such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

     (2) such fair market value is determined by the Company's Board of Directors and evidenced by a resolution of its Board of Directors set forth in an Officers' Certificate delivered to the Administrative Agent; and

     (3) at least 75% of the consideration received in such Asset Sale by the Company or any such Restricted Subsidiary is in the form of cash or Cash Equivalents or a Permitted Business Asset. For purposes of this provision, each of the following shall be deemed to be cash:

           (A) any of the Company's or its Restricted Subsidiaries' Indebtedness or other liabilities, as shown on the Company's or such Restricted Subsidiary's most recent balance sheet, other than contingent liabilities and Indebtedness that is by its terms subordinated to the Term Loans, that are assumed by the transferee of any such assets pursuant to an agreement that releases the Company or such Restricted Subsidiary from further liability; and

           (B) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted within 90 days of the applicable Asset Sale by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion;

provided that clauses (1) and (2) shall not apply to Asset Sales made pursuant to contractual obligations existing at the date of this Agreement.

     Within 12 months after the receipt of any Net Cash Proceeds from an Asset Sale, the Company, the applicable Restricted Subsidiary or, subject to the immediately following paragraph, or any other Restricted Subsidiary may apply an amount equal to such Net Cash Proceeds or, in the case of clause (3) below, enter into a binding commitment to apply such amount if such amount is applied within 24 months after receipt of such Net Cash Proceeds, as follows:

     (1) to permanently repay any Indebtedness that ranks equal in right of payment to the Term Loans and Notes or repay any Indebtedness of any Restricted Subsidiary (other than intercompany Indebtedness) and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

     (2)  to make capital expenditures;

     (3) to acquire Equity Interests in one of its Restricted Subsidiaries not then owned by the Company or one of its other Restricted Subsidiaries, to acquire Equity Interests in any Person such that such person becomes a Restricted Subsidiary of the Company as a result of such acquisition or to acquire additional Equity Interests in any Investment in any Person with respect to which the Company or any Restricted Subsidiary then owns any Equity Interests regardless of whether such Person becomes a Restricted Subsidiary as a result of such acquisition; or

     (4) to acquire a Facility or a Permitted Business, or assets used in a Permitted Business, provided that such acquisition is made in accordance with the Indenture, including, without limitation, Section 5.9.

     In determining compliance with the immediately preceding paragraph, if the Company's percentage of the Equity Interests in the Restricted Subsidiary that so applies the Net Cash Proceeds is less than its percentage of the Equity Interests in the Restricted Subsidiary that engaged in the Asset Sale, then the amount of Net Cash Proceeds necessary to comply with this Section 5.17 will be increased so that the amount of Net Cash Proceeds attributable to the Company's ownership interest in the entity applying the Net Cash Proceeds (taking into account all contributions by the other holders of any Equity Interests in such entity and any change in percentage ownership interest resulting from such contribution) equals the amount of Net Cash Proceeds attributable to the Company's ownership interest in the entity making the Asset Sale.

     Any proceeds from an Asset Sale that are not applied or invested as provided above in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company will make an asset sale offer ("Asset Sale Offer") to all holders of Notes and the Lenders (on a pro rata basis based on the aggregate principal amount of Notes and Term Loans outstanding) (and to all holders of other pari passu Indebtedness of the Company and that contain provisions similar to those set forth in this Section 5.17 with respect to offers to purchase or redeem with the proceeds of sales of assets) to prepay the maximum principal amount of Term Loans and any such other pari passu Indebtedness that may be purchased out of the Excess Proceeds.

     The prepayment price shall be equal to 100% of principal amount of the Notes or Term Loans subject to the Asset Sale Offer plus accrued and unpaid interest (including liquidated damages, if any, with respect to the Notes as provided by the Indenture) thereon to the date of prepayment (or, in respect of other pari passu Indebtedness such lesser price, if any, as may be provided for by the terms of such pari passu Indebtedness), and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by this Agreement or the Indenture. If the aggregate principal amount of Notes, Term Loans and pari passu Indebtedness, together with accrued and unpaid interest, thereon tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the amount of such Notes, Term Loans and pari passu Indebtedness to be redeemed or prepaid shall be reduced (on a pro rata basis based on such aggregate principal amount) in an amount equal to such excess shall not be purchased or redeemed and shall remain outstanding. Upon completion of each offer to prepay, the amount of Excess Proceeds will be reset at zero.

     Pending the final application of any Net Cash Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Cash Proceeds in any manner that is not prohibited by this Agreement or the Indenture.

     5.18.    Provision of Financial Information.

     Whether or not required by the Commission, the Company shall furnish to the Administrative Agent and each Lender within the time periods specified in the Commission's rules and regulations:(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Company's independent certified public accountants; and (2) all current reports that would be required to filed with the Commission on Form 8-K if the Company were required to file such reports.

     5.19.    Separateness.

     Notwithstanding any other provision of this Agreement, (1) it is understood and agreed that none of Edison Mission Energy or any of its Subsidiaries is liable for any amount that the Company owes in respect of the Term Loans or is obligated to make any payments due on the Term Loans; (2) the Company shall not take and shall not cause Edison Mission Energy or any of Edison Mission Energy's Subsidiaries to take at any time any act in contravention of Edison Mission Energy's articles of incorporation or any applicable law; and (3) the Company shall observe all of the separateness provisions contained in Edison Mission Energy's articles of incorporation as in effect on the date of this Agreement, to the extent that they apply to a shareholder of Edison Mission Energy.

     5.20.    Provisions with Respect to Contact Energy.

     Any action or omission to take action by Contact Energy or any of its subsidiaries which would otherwise be in contravention of the provisions of this Agreement will not be deemed to be in contravention of the Indenture if the steps required of the directors of Contact Energy appointed by Edison Mission Energy to prevent such action or omission would have been in breach of applicable New Zealand laws or regulations.

     5.21.    [Intentionally omitted.]

     5.22.    Statement by Officers as to Default; Compliance Certificates.

              (a) The Company will deliver to the Administrative Agent, within 120 days after the end of each fiscal year, and within 60 days after the end of each fiscal quarter (other than the fourth fiscal quarter), of the Company ending after the date hereof a Compliance Certificate (substantially in the form attached hereto as Exhibit C), stating whether or not to the best knowledge of the signers thereof the Company is in default in the performance and observance of any of the terms, provisions and conditions of Sections 5.1 to 5.23 of this Agreement, inclusive, and if the Company shall be in default, specifying all such defaults and the nature and status thereof of which they may have knowledge.

              (b) The Company shall deliver to the Administrative Agent, as soon as possible and in any event within 10 days after the Company becomes aware or should reasonably become aware of the occurrence of an Event of Default or an event which, with notice or the lapse of time or both, would constitute an Event of Default, an Officers' Certificate setting forth the details of such Event of Default or default, and the action which the Company proposes to take with respect thereto.

              (c) The Company shall deliver to the Administrative Agent within 120 days after the end of each fiscal year a written statement by the Company's independent public accountants stating (A) that their audit examination has included a review of the terms of the Indenture, Notes and this Agreement as they relate to accounting matters, and (B) whether, in connection with their audit examination, any event which, with notice or the lapse of time or both, would constitute an Event of Default has come to their attention and, if such a default has come to their attention, specifying the nature and period of the existence thereof.

     5.23.    Mergers, Consolidations and Certain Asset Sales.

     The Company will not directly or indirectly: (i) consolidate or merge with or into another Person; or (ii) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its and its Subsidiaries' properties or assets, taken as a whole, in one or more related transactions, to another Person; unless: (1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger, if other than the Company, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state thereof or the District of Columbia; (2) the Person formed by or surviving any such consolidation or merger, if other than the Company, or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all of the Company's Obligations under this Agreement and the Pledge Agreements, pursuant to agreements in form reasonably satisfactory to the Administrative Agent; (3) immediately after such transaction no Default or Event of Default shall have occurred and be continuing; and (4) either (a) the Person formed by or surviving any such consolidation or merger, if other than the Company, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable fiscal quarter, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Interest Coverage Ratio test set forth in the first paragraph of Section 5.8; or (b) on the date of such transaction after giving pro forma effect thereto and any related financing transactions, as if the same had occurred at the beginning of the applicable four-quarter period, the pro forma Interest Coverage Ratio of the surviving Person will equal or exceed the Company's actual Interest Coverage ratio as of such date.

     This covenant does not apply to a sale, assignment, transfer, lease, conveyance or other disposition of assets between or among the Company and any of its Restricted Subsidiaries.

SECTION 6.   EVENTS OF DEFAULT

     6.1.    Events of Default.

     If any one or more of the following conditions or events shall occur (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

             (a) Failure by Company to pay (i) when due any installment of principal of any (or premium, if any, on) Term Loan, whether at stated maturity, by acceleration, by notice of voluntary

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prepayment, by mandatory prepayment or otherwise or (ii) any interest on any
Term Loan or any fee or any other amount due hereunder within thirty (30) days after the date due;

             (b) Any event of default under the Indenture or repudiation by the Company of any of its obligations under the Indenture or the unenforceability of any such agreement against the Company for any reason that in any one case or in the aggregate results in a material impairment of the rights intended to be afforded thereby;

             (c) Default in the performance of any covenant set forth in the Term Loan Pledge Agreements, or repudiation by the Company of any of its obligations under either such agreement or the unenforceability of either such agreement against the Company for any reason that in any one case or in the aggregate results in a material impairment of the rights intended to be afforded thereby;

             (d) Failure of the Company to comply with Section 5.16, Section 5.17, Section 5.23 or default in respect of clause (6) of the fourth paragraph of Section 5.9;

             (e) Default in the performance, or breach, of any covenant or warranty of the Company in this Agreement (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this Section specifically dealt with), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Administrative Agent or to the Company and the Administrative Agent by the Requisite Lenders of a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" hereunder;

             (f) Default under any mortgage, indenture or instrument under which there may be issued or by which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

                 (i) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

                 (ii) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

     provided that the foregoing shall not apply to any Non-Recourse Debt;

             (g) Failure by the Company or any of its Restricted Subsidiaries to pay final judgments which are non-appealable aggregating in excess of $20.0 million (net of applicable insurance which has not been denied in writing by the insurer), which judgments are not paid, discharged or stayed for a period of 60 days and, with respect to Restricted Subsidiaries other than Edison Mission Energy, would reasonably be expected to have a Material Adverse Effect;

             (h) With respect to (a) the Company, (b) Edison Mission Energy or
(c) any other Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of other Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of any entity or group of entities, as applicable, described in clauses (a) through
(c) above in an involuntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging any entity or any group of entities, as applicable, described in clauses (a) through (c) above a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of any entity or group of entities,

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as applicable, described in clauses (a) through (c) above under any applicable
Federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of any entity or any group of entities, as applicable, described in clauses (a) through (c) above or of any substantial part of the property of any entity or any group of entities, as applicable, described in clauses (a) through (c) above, or ordering the winding up or liquidation of the affaires of any entity or any entity or group of entities, as applicable, described in clauses (a) through (c) above, and the continuance of any such decree or order for relief or any such order or decree or order unstayed and in effect for a period of 60 consecutive days; provided that with respect to any entity or group of entities described in clause (c) above, such event or events shall not constitute an Event of Default hereunder unless such event or events would reasonably be expected to have a Material Adverse Effect; or

             (i) With respect to (a) the Company, (b) Edison Mission Energy or
(c) any other Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of other Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, (i) the commencement of a voluntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent by any of the entities or group of entities, as applicable, described in clauses (a) through (c) above, or (ii) the consent by any of the entities or group of entities, as applicable, described in clauses
(a) through (c) above to the entry of a decree or order for relief in an involuntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against any of them or (iii) the filing of a petition or answer or consent seeking reorganization or relief under any applicable Federal or state law, or the consent to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of any of the entities or group of entities, as applicable, described in clauses (a) through
(c) above or of any substantial part of the property of the Company, Edison Mission Energy, or any such Restricted Subsidiary or group of Restricted Subsidiaries of the Company, or (iv) the making by any of the entities or group of entities, as applicable, described in clauses (a) through (c) above of an assignment for the benefit of creditors, or the admission in writing of inability to pay its or their debts generally as they become due, or (v) the taking of corporate action by any of the entities or group of entities, as applicable, described in clauses (a) through (c) above in furtherance of any such action; provided that with respect to any entity or group of entities described in clause (c) above, such event or events shall not constitute an Event of Default hereunder unless such event or events would reasonably be expected to have a Material Adverse Effect.

       THEN, (1) automatically upon the occurrence of any Event of Default with respect to the Company or Edison Mission Energy described in either Section 6.1(h) or (i), and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Company by Administrative Agent, each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company: (I) the unpaid principal amount of and accrued interest on the Term Loans and (II) all other Obligations. The Administrative Agent may furnish a notice to the Joint Collateral Agent or the Term Loan Collateral Agent, as the case may be, to enforce any and all Liens and security interests created pursuant to the Term Loan Pledge Agreements and any enforcement of such Liens and security interests by the Administrative Agent or Term Loan Collateral Agent, as applicable, shall be in accordance with and subject to the terms and provisions of such Agreements.

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

     In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that it would have to had have paid if it then had elected to prepay pursuant to Section 2.8, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Term Loans.

SECTION 7.   AGENTS

     7.1.    Appointment of Agents.

             (a) GSCP is hereby appointed by the Lenders as Administrative Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Administrative Agent to act as its agent in accordance with the terms hereof and the other Credit Documents. Each Lender hereby authorizes the Administrative Agent to enter into the Stock Pledge Agreement with the Joint Collateral Agent and the Company and the Loan Escrow Agreement with the Loan Escrow Agent, Term Loan Collateral Agent and the Company substantially on the terms and conditions of the respective Term Loan Pledge Agreements. GSCP is hereby appointed by the Lenders as Term Loan Collateral Agent hereunder and each Lender hereby authorizes the Term Loan Collateral Agent to act as its agent in accordance with the terms hereof and any other Credit Documents to which it becomes party to on behalf of the Lenders. Each Lender hereby authorizes the Term Loan Collateral Agent to enter into the Loan Escrow Agreement with the Loan Escrow Agent, Administrative Agent and the Company substantially on the terms and conditions set forth therein. Each Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 7 are solely for the benefit of the Term Loan Secured Parties and the Company shall not have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Company or any of its Subsidiaries.

     7.2.    Powers and Duties.

     Each Lender irrevocably authorizes each Agent to take such action on such Lender's behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

     7.3.    General Immunity.

             (a) No Responsibility for Certain Matters.  No Agent shall be
                 -------------------------------------
responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any of Agent to Lenders or by or on behalf of the Company to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of the

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

Company or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Term Loans or as to the existence or possible existence of any Event of Default or Default. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Term Loans or the component amounts thereof.

             (b) Exculpatory Provisions.  No Agent nor any of  its officers,
                 ----------------------
partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent's gross negligence or willful misconduct. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 8.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 8.5).

     7.4.    Agents Entitled to Act as Lender.

     The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Term Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term "Lender" shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection herewith and otherwise without having to account for the same to Lenders.

     7.5.    Lenders' Representations, Warranties and Acknowledgment.

             (a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Term Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

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

             (b) Each Lender, by delivering its signature page to this Agreement and funding its Term Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

     7.6.    Right to Indemnity.

     Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by the Company, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out hereof or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent's gross negligence or willful misconduct. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender's Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

     7.7.    Successor Administrative Agent.

     Administrative Agent may resign at any time by giving thirty (30) days' prior written notice thereof to Lenders and Company, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Company and Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days' notice to Company, to appoint a successor Administrative Agent (reasonably acceptable to the Company). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and
(ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder.

     7.8.    Collateral Documents.

             (a) Agents under Collateral Documents.
                 ---------------------------------

     Each Lender hereby further authorizes each Agent on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Collateral and the Collateral

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Documents. Subject to Section 8, without further written consent or authorization from Lenders, Administrative Agent or Term Loan Collateral Agent, as applicable, may execute any documents or instruments necessary to release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 8.5) have otherwise consented.

             (b)  Right to Release Collateral.
                  ---------------------------

     Anything contained in any of the Credit Documents to the contrary notwithstanding, the Administrative Agent, Term Loan Collateral Agent and each Lender hereby agree that only the Administrative Agent may execute or, instruct the Joint Collateral Agent or the Loan Escrow Agent, as the case may be, to execute, any documents or instruments necessary to release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets for which the consent of the Requisite Lenders is required (or such other Lenders as may be required to give such consent have otherwise consented).

             (c)  Right to Realize on Collateral.
                  ------------------------------

     Anything contained in any of the Credit Documents to the contrary notwithstanding, Term Loan Collateral Agent, Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by or through the Administrative Agent or Term Loan Collateral Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Term Loan Pledge Agreements may be exercised solely by the Joint Collateral Agent, Term Loan Collateral Agent or the Loan Escrow Agent, as the case may be, and (ii) in the event of a foreclosure by the Joint Collateral Agent or Term Loan Collateral Agent, as the case may be, on any of the Collateral pursuant to a public or private sale, such agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and such agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by such agent at such sale.

     Each Agent and each Lender agree that, following any vote of the Lenders with respect to any matter required under the Stock Pledge Agreement, if Lenders representing a majority of the aggregate outstanding principal amount of Term Loans fail to approve the matter subject to such vote, the Administrative Agent shall promptly furnish to the Joint Collateral Agent a notice, setting forth the percentage of the aggregate outstanding amount of Term Loans voting in favor of such matter, for calculation by the Joint Collateral Agent of the aggregate percentage of outstanding Term Loans and Notes voting in favor of such matter.

SECTION 8.   MISCELLANEOUS

     8.1.    Notices.

     Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to the Company, Term Loan Collateral Agent or Administrative Agent, shall be sent to such Person's address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent.

     8.2.    Expenses.

     Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (a) all the actual and reasonable costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all reasonable and actual costs of furnishing all opinions by counsel for Company; (c) the reasonable fees, expenses and disbursements of counsel to Agents (in each case including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (d) all the actual costs and reasonable expenses of creating and perfecting Liens under the Term Loan Pledge Agreements, for the benefit of Lenders pursuant hereto, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Term Loan Pledge Agreements; (e) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Joint Collateral Agent, the Term Loan Collateral Agent and the Loan Escrow Agent and its respective counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Term Loans and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys' fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from the Company hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a "work-out" or pursuant to any insolvency or bankruptcy cases or proceedings.

     8.3.    Indemnity.

     In addition to the payment of expenses pursuant to Section 8.2, whether or not the transactions contemplated hereby shall be consummated, the Company agrees to defend (subject to Indemnitees' selection of counsel), indemnify, pay and hold harmless, each Agent and Lender and the officers, partners, directors, trustees, employees, agents and Affiliates of each Agent and each Lender (each, an "Indemnitee"), from and against any and all Indemnified Liabilities; provided, the Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 8.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. To the extent permitted by applicable law, the Company shall not assert, and it hereby waives, any claim

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against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Credit Document or any agreement or instrument or transaction contemplated hereby.

     8.4.    Set-Off.

     In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by the Company at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to the Company or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of the Company against and on account of the obligations and liabilities of the Company to such Lender hereunder, and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Term Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.

     8.5.    Amendments and Waivers.

             (a) Requisite Lenders' Consent. Subject to Section 8.5(b) and
                 --------------------------
8.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by the Company therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders.

             (b) Affected Lenders' Consent.  Without the written consent of each
                 -------------------------
Lender (other than a Defaulting Lender) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

                 (i) extend the scheduled final maturity of any Term Loan or Term Loan Note;

                 (ii) waive, reduce or postpone any scheduled repayment (but not prepayment);

                 (iii) reduce the rate of interest on any Term Loan or any fee payable hereunder;

                 (iv) extend the time for payment of any such interest or fees;

                 (v) reduce the principal amount of any Term Loan;

                 (vi) amend, modify, terminate or waive any provision of this
     Section 8.5(b) or Section 8.5(c);

                 (vii) amend the definition of "Requisite Lenders" or "Pro Rata Share"; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of "Requisite Lenders" or "Pro Rata Share" on substantially the same basis as the Term Loan Commitments and the Term Loans; or

                 (viii) release all or substantially all of the Collateral except as expressly provided in the Credit Documents.

             (c) Other Consents. No amendment, modification, termination or
                 --------------
waiver of any provision of the Credit Documents, or consent to any departure by the Company therefrom, shall amend, modify, terminate or waive any provision of
Section 7 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

             (d) Execution of Amendments, etc. Administrative Agent may, but
                 ----------------------------
shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 8.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by the Company, on the Company.

     8.6.    Successors and Assigns; Participations.

             (a) Generally.  This Agreement shall be binding upon the parties
                 ---------
hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders.
Neither the Company's rights or obligations hereunder nor any interest therein may be assigned or delegated by the Company without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

             (b) Register.  Company, Administrative Agent and Lenders shall deem
                 --------
and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Term Loans listed therein for all purposes hereof, and no assignment or transfer of any such Term Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register as provided in Section 8.6(e). Prior to such recordation, all amounts owed with respect to the applicable Term Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Term Loans. The Company may request and the Administrative Agent shall provide a copy of the Persons listed as Lenders on the Register from the Administrative Agent upon reasonable notice; provided, that such requests shall be limited to one per Interest Period unless the Administrative Agent, in its discretion, otherwise agrees with the Company.

             (c) Right to Assign. Each Lender shall have the right at any time
                 ---------------
to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Term Loans owing to it or other Obligation (provided, however, that each such
                                       --------  -------
assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Term Loan):

                 (i) to any Person meeting the criteria of clause (i) of the definition of the term of "Eligible Assignee" upon the giving of notice to the Administrative Agent; and

                 (ii) to any Person meeting the criteria of clause (ii) of the definition of the term of "Eligible Assignee" upon giving of notice to the Administrative Agent; provided each such assignment pursuant to this
     Section 8.6(c)(ii) shall be in an aggregate amount of not less than (A) $100,000 (or such lesser amount as may be agreed to by Company and Administrative Agent).

             (d) Mechanics.  The assigning Lender and the assignee thereof shall
                 ---------
execute and deliver to Administrative Agent an Assignment Agreement and such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.15(c).

             (e) Notice of Assignment.  Upon its receipt of a duly executed and
                 --------------------
completed Assignment Agreement (and any forms, certificates or other evidence required by this Agreement in connection therewith), Administrative Agent shall record the information contained in such Assignment Agreement in the Register and shall maintain a copy of such Assignment Agreement.

             (f) Representations and Warranties of Assignee.  Each Lender, upon
                 ------------------------------------------
execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Term Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Term Loans for its own account in the ordinary course of its business and without a view to distribution of such Term Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 8.6, the disposition of such Term Loans or any interests therein shall at all times remain within its exclusive control).

             (g) Effect of Assignment. Subject to the terms and conditions of
                 --------------------
this Section 8.6, as of the "Effective Date" specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a "Lender" hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a "Lender" for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 8.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender's rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder; and (iii) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Company shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new outstanding Term Loans of the assignee and/or the assigning Lender.

             (h) Participations. Each Lender shall have the right at any time to
                 --------------
sell one or more participations to any Person (other than Company, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Term Loans or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment modification or waiver that would (i) extend the final scheduled maturity of any Term Loan or Term Loan Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant's participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Term Loan shall be permitted without the consent of any participant if the participant's participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Company of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under the Term Loan Pledge Agreements (except as expressly provided in the Credit Documents) supporting the Term Loans hereunder in which such participant is participating. The Company agrees that each participant shall be entitled to the benefits of Sections 2.13(c), 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (i) a participant shall not be entitled to receive any greater payment under Section 2.14 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Company's prior written consent and (ii) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Company is notified of the participation sold to such participant and such participant agrees, for the benefit of the Company, to comply with Section 2.15 as though it were a Lender. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 8.4 as though it were a Lender, provided such participant agrees to be subject to Section 2.12 as though it were a Lender.

             (i) Certain Other Assignments.  In addition to any other assignment
                 -------------------------
permitted pursuant to this Section 8.6, (i) any Lender may assign and pledge all or any portion of its Term Loans, the other Obligations owed to such Lender, and its Term Loan Notes, if any, to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank, and (ii) any Lender which is an investment fund may pledge all or any portion of its Term Loan Notes, if any, or Term Loans to its trustee in support of its obligations to such trustee; provided, no Lender, as between Company and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank or trustee be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder.

     8.7.    Independence of Covenants.

     All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

     8.8.    Survival of Representations, Warranties and Agreements.

     All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of the Company set forth in Sections 2.13(c), 2.14, 2.15, 8.2, 8.3 and 8.4, the agreements of Lenders set forth in Sections 2.14 and 7.6 and the agreements of each party hereto set forth in Sections 8.14, 8.15 and 8.16 shall survive the payment of the Term Loans, and the termination hereof.

     8.9.    No Waiver; Remedies Cumulative.

     No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

     8.10.   Marshalling; Payments Set Aside.

     Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Company or any other Person or against or in payment of any or all of the Obligations. To the extent that the Company makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

     8.11.   Severability.

     In case any provision in or obligation hereunder or any Term Loan Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

     8.12.   Obligations Several; Independent Nature of Lenders' Rights.

     The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

     8.13.   Headings.

     Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

     8.14.    APPLICABLE LAW.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

     8.15.    CONSENT TO JURISDICTION.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE COMPANY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, THE COMPANY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE COMPANY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 8.1; (d) AGREES THAT SERVICE AS PROVIDED IN CLAUSE
(c) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE COMPANY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (e) AGREES AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST THE COMPANY IN THE COURTS OF ANY OTHER JURISDICTION.

     8.16.    WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TERM LOAN TRANSACTION OR THE LENDER/COMPANY RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS

THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 8.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TERM LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     8.17.    Confidentiality.

     Each Lender shall hold all non-public information obtained pursuant to the requirements hereof which has been identified as confidential by Company in accordance with such Lender's customary procedures for handling confidential information of such nature, it being understood and agreed by Company that, in any event, a Lender may make disclosures to Affiliates of such Lender (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 8.17), disclosures reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Term Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) in Hedge Agreements (provided, such counterparties and advisors are advised of and agree to be bound by the provisions of this Section 8.17) or disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal process; provided, unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify Company of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information.

     8.18.    Usury Savings Clause.

     Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Term Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Term Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Company shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Company to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the

Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender's option be applied to the outstanding amount of the Term Loans made hereunder or be refunded to Company.

     8.19.    Counterparts.

     This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

     8.20.    Effectiveness.

     This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

     8.21.    Limited Recourse.

     There shall be full recourse to the Company for the Obligations of the Company hereunder and under the other Credit Documents, but in no event shall any officer, director, employee, agent, advisor or shareholder of the Company (in each case, in its capacity as such) be personally liable or obligated for such liabilities of the Company except and to the extent expressly set forth in any Credit Document.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

                             MISSION ENERGY HOLDING COMPANY

                             By:   /s/ Theodore F. Craver, Jr.
                                 ----------------------------------
                             Name:  Theodore F. Craver, Jr.
                             Title: Chief Executive Officer

                              GOLDMAN SACHS CREDIT PARTNERS L.P.,
                              as sole Lead Arranger and Administrative Agent

                              By:   /s/ Robert Wagner
                                  -------------------------------------
                                    Authorized Signatory

                              GOLDMAN SACHS CREDIT PARTNERS L.P.,
                              as Term Loan Collateral Agent

                              By:   /s/ Robert Wagner
                                  -------------------------------------
                                    Authorized Signatory

                              GOLDMAN SACHS CREDIT PARTNERS L.P.,
                              as Lender

                              By:   /s/ Robert Wagner
                                  -------------------------------------
                                    Authorized Signatory

                              LEHMAN COMMERCIAL PAPER INC.,
                              as Syndication Agent

                              By: /s/ MICHELE SWANSON
                                 _____________________________________
                              Name: Michele Swanson
                              Title: Authorized Signatory


                              SYNDICATED LOAN FUNDING TRUST,
                              as Lender

                              By: Lehman Commercial Paper Inc.,
                              Not in its individual capacity but solely as Asset Manager

                              By: /s/ MICHELE SWANSON
                                 _____________________________________
                              Name: Michele Swanson
                              Title: Authorized Signatory

                              SKM-LIBERTYVIEW CBO I, LTD.

                              By: /s/ KENNETH C. KLEGAR
                                 -------------------------------------
                              Name: Kenneth C. Klegar
                              Title: Authorized Signatory

                              LIBERTYVIEW FUNDS L.P.

                              By: /s/ STEVEN S. ROGERS
                                  ------------------------------------
                              Name: Steven S. Rogers
                              Title: Authorized Signatory

                              By: /s/ STEVEN S. ROGERS
                                  ------------------------------------
                              Name: Steven S. Rogers
                              Title: Authorized Signatory

                                                                      APPENDIX A
                                                             TO CREDIT AGREEMENT

                            Term Loan A Commitments

--------------------------------------------------------------------------------
        Lender             Term Loan A Commitment    Term Loan A Pro Rata Share
--------------------------------------------------------------------------------
Goldman Sachs Credit
Partners L.P.                     $ 90,000,000.00                         90.0%
--------------------------------------------------------------------------------
Syndicated Loan Funding
Trust                             $ 10,000,000.00                         10.0%
--------------------------------------------------------------------------------
         Total                    $100,000,000.00                          100%
--------------------------------------------------------------------------------


                            Term Loan B Commitments

--------------------------------------------------------------------------------
        Lender             Term Loan B Commitment    Term Loan B Pro Rata Share
--------------------------------------------------------------------------------
Goldman Sachs Credit
Partners L.P.                     $256,500,000.00                         90.0%
--------------------------------------------------------------------------------
Syndicated Loan Funding
Trust                             $ 28,500,000.00                         10.0%
--------------------------------------------------------------------------------
         Total                    $285,000,000.00                          100%
--------------------------------------------------------------------------------


                          Total Term Loan Commitments

--------------------------------------------------------------------------------
        Lender                  Total Term Loan           Total Term Loan
                                  Commitments             Pro Rata Share
--------------------------------------------------------------------------------
Goldman Sachs Credit
Partners L.P.                     $346,500,000.00                         90.0%
--------------------------------------------------------------------------------
Syndicated Loan Funding
Trust                             $  38,500,00.00                         10.0%
--------------------------------------------------------------------------------
         Total                    $385,000,000.00                          100%
--------------------------------------------------------------------------------

                                                                      APPENDIX B
                                                             TO CREDIT AGREEMENT

                               Notice Addresses

MISSION ENERGY HOLDING COMPANY
955 Overland Court
San Dimas, California  91773
Attention:  Chief Financial Officer
Telecopier:  (909) 599-4850

with a copy to:

Latham & Watkins
633 West Fifth Street, Suite 4000
Los Angeles, California  90071
Attention:  David B. Rogers
Telecopier:  (213) 891-8763

GOLDMAN SACHS CREDIT PARTNERS L.P.,
85 Broad Street
New York, New York  10004
Attention:  Stephen King
Telecopier:  (212) 357-0932

with a copy to:

Goldman Sachs Credit Partners L.P.
85 Broad Street
New York, New York  10004
Attention: John Makrinos
Telecopier:  (212) 357-4597

SYNDICATED LOAN FUNDING TRUST
C/O Lehman Commercial Paper Inc.
Attention:  Loan Servicing
Three World Financial Center - 11th Floor
New York, NY 10285
Attention:  Michele Swanson
Copy: Nancy Wong
Telecopier: (212) 526-0242

with a copy to:

C/O Deutsche Bank
Attention: Loan Service Bureau
130 Liberty Street - 14th Floor
New York, NY 10006
Attention: Greg Maragni
Telecopier:  (212) 669-0143

                                      B-1